EXHIBIT 10.17

THIS LEASE (“Lease”) dated as of the 24th day of June 2002, is made by and between S/I SAMMAMISH I, LLC, A WASHINGTON LIMITED LIABILITY COMPANY (“Landlord”), and SPACELABS MEDICAL, INC., A DELAWARE CORPORATION (“Tenant”).

ARTICLE I: DEFINITIONS

1.01 Defined Terms. The following terms shall have the meanings specified in this Section, unless otherwise specifically provided. Other terms may be defined in other parts of the Lease.

(a)	Landlord:	S/I SAMMAMISH I, LLC

(b)	Landlord’s Address:	c/o Schnitzer Northwest
225 – 108th Avenue NE, Suite 400
Bellevue, Washington 98004
Telephone: (425) 452-3700
Facsimile: (425) 454-1505

	With a Copy to:	Jameson Babbitt Stites & Lombard, P.L.L.C.
999 Third Avenue, Suite 1900
Seattle, Washington 98104
Attn: Jennifer Cobb
Telephone: (206) 292-1994
Facsimile: (206) 292-1995

(c)	Tenant:	SPACELABS MEDICAL, INC., a
Delaware corporation

(d)	Tenant’s Address:	Prior to Lease Commencement:
15220 N.E. 40th Street
Redmond, Washington 98052
Attn: Karyn Beckley
Telephone (425) 882-3753
Facsimile (425) 702-2310

After Lease Commencement:
At the Premises:
22011 S.E. 51st St.
Issaquah, Washington 98027

	with a copy to:	Spacelabs Medical, Inc.
22011 S.E. 51st St.
Issaquah, WA 98027
Attn: General Counsel

(e)	Tenant’s Use:	Corporate offices, warehouse/distribution and related assembly activities for medical electronics development and ancillary uses consistent with a Class A business park, including, without limitation, an internal food service for Tenant’s employees and guests.

(f)	Project:	SAMMAMISH PARK PLACE, including all buildings and Common Areas (as hereinafter defined) thereon and related thereto.

(g)	Property:	The real property described in Exhibit “A” and depicted on the Project Site Plan attached as Exhibit “B.”

(h)	Building:	That certain 2-story office building designated as Building A on the Project Site Plan attached hereto as Exhibit B with a rentable area of approximately 95,600.

(i)	Premises:	Approximately 95,600 rentable square feet consisting of the entire rentable area of the Building, as shown on the Tenant Improvement Turn-Key Floor Plan(s) attached as Exhibit “C-1”.

(j)	Term:	Commencing upon the Commencement Date (as defined in Section 4.01) and expiring on the Expiration Date determined pursuant to Section 4.01 (approximately ten (10) years) (subject to extension, if applicable, pursuant to Section 4.03 below).

(k)	Scheduled Commencement Date:	February 15, 2003. The actual Commencement Date is subject to determination pursuant to Subsection 4.01 below.

(l)	Base Rent:

Ten (10) Year Rent Schedule	Mo. Rate Per RSF	Annual Rate Per RSF	Monthly Total
Months 1-12	$0.0000	$0.00	$0
Months 13-24	$1.4125	$16.95	$135,035
Months 25-36	$1.4542	$17.45	$139,018
Months 37-48	$1.5000	$18.00	$143,400
Months 49-60	$1.5500	$18.60	$148,180
Months 61-72	$1.6017	$19.22	$153,119
Months 73-84	$1.6550	$19.86	$158,218
Months 85-96	$1.7100	$20.52	$163,476
Months 97-108	$1.7667	$21.20	$168,893
Months 109-120	$1.8250	$21.90	$174,470

(m)	Prepaid Rent:	$135,035.00 applicable to Month 13

(n)	Security Deposit:	$174,470.00; subject to the terms of Section 5.04.

(o)	Tenant’s Share of Building:	100%

(p)	Tenant’s Share of Project:	47.50%

(q)	Surface Parking Spaces:	287 uncovered surface parking spaces adjacent to the Building shall be provided for the use of Tenant, its employees and visitors, subject to a decrease resulting from Tenant requested site improvements/equipment.

(r)	Broker(s):	Pacific Real Estate Partners, representing Landlord Broderick Group, Inc., representing Tenant

(s)	Guarantor:	Instrumentarium Corporation, a Finnish corporation

(t)	Exhibits:	Exhibit A:	Legal Description of Property
		Exhibit B:	Project Site Plan
		Exhibit C-1:	Tenant Improvement Turn-Key Floor Plans
		Exhibit C-2:	Outline Specifications for Turn-Key Tenant Improvements
		Exhibit D:	Work Schedule
		Exhibit E:	Lease Confirmation
		Exhibit F:	Estoppel Certificate
		Exhibit G:	Rules and Regulations
		Exhibit H:	Memorandum of Lease
		Exhibit I:	Letter of Credit Form
		Exhibit J:	Form of Guaranty

ARTICLE II: PREMISES AND COMMON AREAS LEASED

2.01 Premises.

(a) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the provisions of this Lease, certain premises (“Premises”) to be located within that certain building (“Building”) described in Subsection 1.01(h) above and situated on the real property (“Property”) legally described in Exhibit A attached hereto and by this reference incorporated herein, which Property is a portion of the “Project” identified in Section 1.01(f). The location of the Property, the Building and the Premises are more particularly shown on the Project Site Plan and the Tenant Improvement Turn-Key Floor Plan(s) attached hereto as Exhibit B and Exhibit C-1, respectively.

(b) The term “Rentable Area of the Premises,” “rentable square feet” “actual square footage” and words of similar import (whether or not spelled with initial capitals) as used in this Lease will be determined using the “Standard Method of Measuring Floor Area in Office Buildings” (approved June 7, 1996) by BOMA International for a single-tenant occupied building with the exception that Rentable Area shall be calculated by the BOMA definition of gross measured area (as opposed to the BOMA definition of Gross Building Area) (the “BOMA Standard”). Landlord and Tenant agree that, for purposes of this Lease, the Rentable Area of the Premises as of the Commencement Date of the Lease will be that set forth in Subsection 1.01(i) above and that Landlord and Tenant have both confirmed such area. Tenant acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, the Common Areas or the Project or their suitability for the conduct of Tenant’s business.

2.02 Exclusive Areas; Common Areas.

(a) Subject to the terms of Section 8.05 below and/or except as otherwise expressly allowed by this Lease, Landlord agrees that Tenant shall have the exclusive right to possess and use the Building and all areas within the Building, Landlord acknowledges that the Building is a single tenant building and all of the space within constitutes the Premises. For so long as Tenant leases the entire Building pursuant to this Lease, Tenant shall have the exclusive right to control access to and from the Building utilizing any and all security and or access control, protocols or mechanisms as Tenant shall deem necessary in Tenant’s sole and absolute discretion.

(b) In addition to the facilities located within the Property, Tenant shall have the non-exclusive right to use in common with other tenants and/or occupants of the Project, the following areas appurtenant to the Building: parking areas and facilities, roadways, sidewalks, walkways, parkways, plazas, driveways and landscaped areas and similar areas and facilities situated within the exterior areas of the Project and not otherwise designated for the exclusive or restricted use by Landlord and/or individual tenants of other buildings located within the Project (the “Common Areas”). Tenant acknowledges that Landlord shall have no obligation to construct or complete any additional buildings within the Project or improvements to the Common Areas other than Landlord’s obligation to complete the construction of the sitework and

Common Areas of the Property pursuant to Article III below. Tenant’s right to utilize the Common Areas shall at all times be subject to Landlord’s reserved rights therein as described in Section 18.05 hereof, the existing Rules and Regulations referred to in Section 18.15 hereof and all covenants, conditions and restrictions (“CC&Rs”) now or hereafter affecting or encumbering the Project; provided that the same do not materially adversely affect the rights of Tenant under this Lease. To the extent of any inconsistency between the Rules and Regulations or CC&Rs enacted after the date of this Lease, the terms and conditions of this Lease shall control as between Landlord and Tenant.

ARTICLE III: IMPROVEMENTS

3.01 Construction of Building and Premises.

(a) Completion Schedule. Landlord hereby agrees to construct the tenant improvements to the Building and Premises in a commercially reasonable and diligent manner substantially in accordance with the Tenant Improvement Plans described hereinbelow. Attached hereto as Exhibit D is a schedule (the “Work Schedule”) setting forth the estimated timetable for the planning, permitting, construction and completion of the Tenant Improvements to the Building and Premises. Notwithstanding the foregoing, Landlord and Tenant shall periodically update the Work Schedule to incorporate Tenant’s intended FF&E activities into the Work Schedule so as to coordinate integration of the same into the schedule for completion of the Tenant Improvements by Landlord.

(b) Plans. A list of the Turn-Key Tenant Improvement Plans are attached hereto as Exhibit C-1 and Outline Specifications for Turn-Key Tenant Improvements are attached hereto as Exhibit C-2 (collectively “Preliminary Plans”). Landlord’s architect, in cooperation with Tenant and Landlord, shall prepare final working drawings and specifications for the improvements to the office area of the Premises (the “Tenant Improvement Plans”) which shall be subject to the approval of Landlord and Tenant in accordance with the Work Schedule and shall not materially deviate from the Preliminary Plans referenced in Exhibits C-1 and C-2, respectively, unless Tenant agrees to pay for the costs, including design, permitting, construction and sales tax associated with such deviations. Tenant shall also have the right to request changes in the Tenant Improvement Plans and any such change shall be documented by Landlord’s architect and subject to approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the above, it shall not be unreasonable for Landlord to disapprove a proposed change to the Preliminary Plans and/or Tenant Improvement Plans that results in a cumulative increase or decrease of more than 5% in the respective ratio between finished office area and assembly/distribution area. Upon Landlord’s receipt of Tenant’s request for a change to the Preliminary Plans or Tenant Improvement Plans, Landlord shall, as soon as practicable, using diligence, but no later than five (5) business days after receipt of such request, notify Tenant in writing as to (a) the affect of such change on the cost of the Tenant Improvements, including without limitation construction costs, sales tax, design costs and permits and fees (either a cost increase or cost decrease, if any); and (b) whether or not the implementation of such change will affect the timing of the construction of the Tenant Improvements, including without limitation, if the same will constitute a Tenant Delay (as defined below). Tenant shall have three (3) business days after Tenant’s receipt of such notice and information from Landlord to elect to proceed with such change and to deposit with Landlord 100% of the sum of any increased cost resulting in connection with such change, thereby agreeing with any change in cost of the Tenant Improvements. Landlord and Tenant agree that, with respect to any Tenant-requested change to the Preliminary Plans and/or Tenant Improvement Plans, Tenant shall be solely responsible for all cost increases but Tenant shall also receive the benefit of any cost savings by way of the netting of such savings against cost increases resulting from other modifications requested by Tenant to the Preliminary Plans and/or Tenant Improvement Plans. If Tenant shall fail to respond during such 3-business day period (or to deposit the required cost increase amount), then Tenant shall be conclusively presumed to have elected to not institute the relevant change.

(c) Construction of Tenant Improvements. Landlord shall cause Pennon Construction or other contractor(s) chosen by Landlord and reasonably approved by Tenant (the “Contractor”) to construct the tenant improvements to the Premises (“Tenant Improvements”) pursuant to the Tenant Improvement Plans. The Landlord shall enter into a separate or supplemental guaranteed maximum price contract with Contractor for construction of the Tenant Improvements. Landlord shall supervise the completion of such work and shall use its good faith diligent efforts to secure substantial completion of the work in accordance with the Work Schedule. The cost of such work shall be paid as provided in Paragraph 3.01(d) below.

(d) Payment for Construction of Tenant Improvements

(1) Subject to Sections 3.01(d)(2) and (3) below and subject to Tenant’s obligation to pay for Tenant-initiated changes pursuant to Subsection 3.01(b) above, Landlord shall pay for all costs in connection with construction of the Tenant Improvements including, without limitation, the following:

(aa) Payment of the cost of preparing the Tenant Improvement Plans;

(bb) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements (but specifically excluding permits, fees and other costs relating to Tenant’s furniture, fixtures and/or equipment).

(cc) Construction of the Tenant Improvements pursuant to the Tenant Improvement Plans on a “turn-key” basis.

(2) Tenant shall pay any additional costs resulting from deviations from the Preliminary Plans contained in Exhibits C-1 and C-2 requested by Tenant and revisions to the Tenant Improvement Plans requested by Tenant, all of which shall be paid by Tenant upon approval of such deviations, as more particularly set forth in Subsection 3.01(b) above.

(3) Tenant will, at its sole cost and expense, pay for any improvements to the Premises not expressly included in the Tenant Improvement Plans which are outside the scope of the Tenant Improvement Plans and which were expressly authorized or requested by Tenant, and shall arrange for the installation of all Tenant’s furniture, fixtures, equipment and cabling associated with its business. Costs associated with Tenant’s equipment, layout, design and construction coordination are also the sole responsibility of Tenant.

(e) Delay in Completion. If there shall be a delay in substantial completion of the Tenant Improvements or the issuance of a Certificate of Occupancy, or other approval to occupy the Building and Premises, as a result of:

(1) Tenant’s failure to approve any item or perform any other obligation within five (5) business days after receipt of notice from Landlord;

(2) Changes in materials, finishes or installations other than those readily available, if requested by Tenant and the effect of which Landlord has notified Tenant as provided hereinabove and/or failure of Tenant to approve substitute materials, finishes or installations upon notice from Landlord that the same are unavailable within the timeframes required by the Work Schedule;

(3) Deviation from the Preliminary Plans or Tenant Improvement Plans, if requested by Tenant and the effect of which Landlord has notified Tenant as provided hereinabove;

(4) Tenant’s material interference with Landlord’s construction of the Tenant Improvements during Tenant’s work within the Premises (whether such work is performed by Tenant or its contractor or by Landlord or its contractor on Tenant’s behalf) after Landlord has notified Tenant in writing of the likelihood of a delay resulting from such interference and Tenant has failed to cease such interference; or

(5) Coordination or installation of cabling and/or furniture, fixtures or equipment by Tenant or Tenant’s contractors;

(each of which shall be deemed a “Tenant Delay”) then the Commencement Date of the Term of the Lease shall be accelerated by the number of days of such Tenant Delay.

(f) Landlord Delay. If there shall be a delay in Landlord’s delivery of the Premises to Tenant in FF&E Ready Condition as required by Subsection 4.01 below by the Scheduled Delivery Date, then the Fixturing Period (as defined in Subsection 3.04 below) shall not commence until Landlord has so delivered the Premises to Tenant in FF&E Ready Condition and the Commencement Date shall likewise be extended as contemplated by Subsection 4.01.

3.02 Completion and Delivery. The terms “substantial completion,” “Substantial Completion,” “Substantially Complete,” “Substantially complete” and words of similar import (whether or not spelled with initial capitals) as used in the Lease shall mean the date of substantial completion of the Tenant Improvements pursuant to the Tenant Improvement Plans such that Tenant may occupy the Premises for the conduct of its business (subject to the completion of any additional construction to be performed by Tenant). The Premises shall be deemed substantially complete notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not unreasonably interfere with Tenant’s use and enjoyment of the Premises (items normally referred to as “punch list” items) remain to be performed; provided, however, substantial completion shall not be achieved until and unless all of the following have occurred: (i) all primary Building operating systems serving the Premises and the Common Areas, as described in the Tenant Improvement Plans (including without limitation the vertical telephone risers or conduits to accommodate cables) are operational; (ii) at least one (1) passenger elevator is servicing the Premises from the ground floor lobby of the Building; (iii) the restrooms are fully operational and are substantially complete with all finishes installed therein, except for minor punch list items; (iv) Tenant has reasonably unimpeded and safe access for itself, its employees and invitees to the Building, parking facility and the Premises; (v) one (1) freight elevator and at least one (1) passenger elevator in the Building are operational and accessible by Tenant and Tenant’s furniture installers and movers; (vi) the ground floor lobby of the Building is substantially complete in accordance with the Tenant Improvement Plans, subject to normal and customary punch list items; (vii) the parking facility for the Building is substantially complete with safe and unimpeded vehicular access thereto reasonably available; and (viii) access between the parking facility and the Building is substantially complete with reasonable unimpeded and safe access from the parking facility to the Building. Notwithstanding the above, if and to the extent any of (i)-(viii) above involve systems requiring integral Tenant-provided components (such as data/voice cabling, cubical office partitions, data/phone room equipment, furniture, UPS, fume hoods, card access readers, manufacturing/assembly equipment, etc.), the failure of such systems to be fully operable shall not delay the date of substantial completion, but Landlord shall diligently complete the same upon Tenant’s furnishing and/or installation of such Tenant-provided components. Certification by Landlord’s architect as to the substantial completion of the Premises together with a certificate of occupancy or other comparable approval to occupy issued by the City of Issaquah with respect to the Premises (temporary or permanent) shall be conclusive and binding upon Landlord and Tenant. By taking occupancy of the Premises, Tenant shall be deemed to have accepted the Premises and the Building as substantially complete, except that Tenant shall, within twenty (20) days after entering into possession of the Premises, provide Landlord with a list of punch list items remaining to be completed. Landlord shall diligently complete such punch list items, as soon as reasonably possible (but in no event later than 30 days after Landlord’s receipt of such punch list except to the extent material or labor availability makes such 30 day period commercially unreasonable for an applicable punch list item, in which event such item shall be completed diligently and in a commercially reasonable time frame). The Commencement Date shall not be delayed because of the existence of uncorrected punch list items. If and to the extent required and requested by Tenant with respect to any applicable and discovered defect or deficiency required to be repaired by Tenant pursuant to this Lease, Landlord hereby agrees to assign to Tenant the benefit of any applicable warranties with respect to the Premises or any portion of thereof for which Tenant shall have repair or maintenance responsibility under this Lease which warranties, Landlord covenants and agrees, shall include a twelve (12) month warranty with respect to new systems associated with the Tenant Improvements. At Landlord’s election, Landlord may, by written notice to Tenant, pursue any warranty claim and pursue such repairs covered by warranty notwithstanding that Tenant may be responsible for the applicable repair pursuant to this Lease.

3.03 Delay in Construction, Substantial Completion and/or Delivery.

(a) Delay Penalties. Notwithstanding the above, in the event the Premises are not tendered to Tenant in Tenant FF&E Ready Condition (as defined in Section 4.01) by February 1, 2003 (which such date is referred to herein as the “Scheduled Delivery Date”), Landlord shall pay

Tenant (or, at Tenant’s election Tenant shall receive as a credit against Base Rent payable under this Lease) an amount equal to $2,500.00 per day for each of the initial fifteen (15) days of delay beyond the Scheduled Delivery Date, and $5,000.00 per day for the next one hundred and twenty (120) days of delay (after the first 15 days of delay beyond the Scheduled Delivery Date), up to and including one hundred thirty-five (135) days of total delay beyond the Scheduled Delivery Date; provided, however, the Scheduled Delivery Date shall be extended by a day for each day of delay in completion of the Premises resulting from any “Tenant Delay” (as defined in Section 3.01(e) above, inclement weather (defined as weather which delays critical path activities of construction of the Tenant Improvements), earthquake, flood, fire or other casualty, strike, work stoppages, acts of war or terrorism, slow downs or other labor trouble caused by organized labor, governmental controls (other than failure to receive permits for the Tenant Improvements), or any similar causes, beyond Landlord’s reasonable control (any of which delays are referred to herein as “delays beyond Landlord’s reasonable control”). Except as expressly contemplated above in this Section 3.03, Landlord shall not be liable to Tenant or any other party, nor shall Tenant have any recourse against Landlord, for any direct or indirect damages as a result of Landlord’s failure to deliver the Premises to Tenant within the time periods contemplated herein and/or in the Work Schedule.

(b) Termination Rights. In the event Landlord has not delivered the Premises to Tenant in FF&E Ready Condition on or before the date one hundred and thirty-five (135) days after the Scheduled Delivery Date (the “First Termination Milestone”), then either Landlord or Tenant may elect to terminate this Lease by written notice to the other within ten (10) days after said First Termination Milestone; provided, however, the First Termination Milestone shall be extended by a day for each day of delay in completion of the Premises to FF&E Ready Condition resulting from any “Tenant Delay” or other delays beyond Landlord’s reasonable control (each as defined above). In addition, in the event Landlord has not delivered the Premises to Tenant in FF&E Ready Condition on or before the date one hundred and ninety-five (195) days after the Scheduled Delivery Date (the “Second Termination Milestone”), then either Landlord or Tenant may elect to terminate this Lease by written notice to the other within ten (10) days after said Second Termination Milestone; provided, however, the Second Termination Milestone shall be extended by a day for each day of delay in completion of the Premises to FF&E Ready Condition resulting from any “Tenant Delay” (as defined above).

3.04 Early Access. Landlord agrees to allow Tenant limited access to the Premises not less than fifteen (15) days prior to the Commencement Date for installation of Tenant’s furniture, fixtures and equipment (“Fixturing Period”); provided, that such early entry by Tenant shall in no way materially interfere with or cause delays in Landlord’s construction. Tenant shall be deemed to have waived and released Landlord, its agents, employees and contractors from and with respect to any personal injury or property damage resulting from, during or in connection with such early occupancy by Tenant. During the Fixturing Period, Landlord and Tenant agree to cause their respective contractors (and subcontractors) to reasonably cooperate with each other so as to minimize any potential Tenant Delay and or Landlord Delay resulting from Tenant’s early access. Any such early access or occupancy by Tenant shall be subject to the terms and conditions of this Lease (including without limitation any required insurance coverage) except that Tenant shall not be required to pay Base Rent or Operating Expenses during or with respect to such early access or occupancy period.

ARTICLE IV: TERM

4.01 Term. The Term shall commence (“Commencement Date”) on the latest to occur of (a) the date of substantial completion of the Tenant Improvements, or (b) the date of receipt of a temporary certificate of occupancy or other approval by the City of Issaquah allowing occupancy of the Premises by Tenant, or (c) the date fifteen (15) days following Landlord’s delivery of the Premises to Tenant in FF&E Ready Condition. “FF&E Ready Condition” shall be defined as the Premises being improved to a level of completeness that allows Tenant to commence installation of data/voice cabling, cubical office partitions, and data/phone room equipment and shall specifically require that carpet be installed at floor areas to receive cubical office furniture, walls to be painted that are to receive fixed office furniture systems, and that overheard work be complete, except for final electrical/mechanical trim, acoustical tile, installation of Tenant’s manufacturing/assembly equipment and data/voice systems. Notwithstanding the foregoing, in the event the Commencement Date does not occur on the Scheduled Commencement Date, or any date thereafter, due to a Tenant Delay, then the Commencement Date shall be deemed to have occurred on the date on which the Commencement Date would have otherwise occurred but for the Tenant Delay. In the event Landlord is not able to deliver the Premises to Tenant in FF&E Ready Condition by the Scheduled Delivery Date or Landlord cannot substantially complete the Premises on or before the Scheduled Commencement Date, then Landlord shall notify Tenant in writing as soon as Landlord reasonably determines that it will not make such dates, which notice shall specify the new estimated Scheduled Delivery Date and/or the new Scheduled Commencement Date, as applicable. The Term shall expire upon the later to occur of (which later to occur date is referred to as the “Expiration Date”): (i) the date ten (10) years (120 months) after the Commencement Date, or (ii) the “Expiration Date” of Tenant’s lease of Building B of the Project, unless sooner terminated as hereinafter provided.

4.02 Notice of Commencement Date/Lease Confirmation. Landlord shall use good faith efforts to inform Tenant of the estimated date of substantial completion at least ten (10) days prior to such date. Upon ascertaining the date of substantial completion and the Commencement Date, Landlord shall deliver to Tenant a written confirmation in the form attached hereto as Exhibit E (“Lease Confirmation”) of said dates of substantial completion and the Commencement Date. The Lease Confirmation shall be binding upon Tenant unless Tenant objects to the same in writing delivered to Landlord within five (5) days of Tenant’s receipt of said Lease Confirmation.

4.03 Option to Extend. Landlord hereby grants Tenant the right to extend the term of the Lease for one (1) period of five (5) years (such extended period is hereinafter referred to as the “Extended Term”) on the same terms and conditions contained in the Lease, except that (i) Base Rent for the Extended Term shall be as set forth hereinbelow, and (ii) no additional options to extend shall apply following the expiration of the Extended Term. Written notice of Tenant’s exercise of its option to extend (“Option to Extend”) the Term of this Lease for the Extended Term must be given to Landlord no less than twelve (12) months prior to the Expiration Date. If Tenant is in default under this Lease and all applicable notice and cure periods have run, then Tenant shall have no right to extend the Term of this Lease; provided, however that the period of time within which said option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise said option because of such default. In the event Tenant validly exercises its Option to Extend the Term of this Lease as herein provided, Base Rent shall be adjusted as of the commencement date of the Extended Term as follows:

(a) Within thirty (30) days after exercise of its Option to Extend by Tenant, Landlord shall provide Tenant with Landlord’s determination of the fair market Base Rent for the Extended Term, including periodic increases as dictated by the current market (“Landlord’s Determination of Base Rent for Extended Term”). No later than the date thirty (30) days after Tenant’s receipt of Landlord’s Determination of Base Rent for Extended Term, Tenant shall provide notice to Landlord electing either: (i) to accept Landlord’s Determination of Base Rent for Extended Term; or (ii) to withdraw Tenant’s exercise of its Option to Extend, or (iii) to disapprove Landlord’s Determination of Base Rent for Extended Term but to not withdraw its exercise of the Option to Extend. In the event Tenant fails to give Landlord notice of its election of (i), (ii), or (iii) in the preceding sentence, Tenant shall be deemed to have elected to disapprove Landlord’s Determination of Base Rent and to have withdrawn its exercise of its Option to Extend and the Term shall expire at the end of the initial Term and Tenant shall have no further rights under this Subsection 4.03. In the event Tenant accepts Landlord’s Determination of Base Rent for Extended Term, then the Landlord’s Determination of Base Rent for Extended Term shall be the Base Rent for the Extended Term. In the event Tenant elects to withdraw its exercise of its Option to Extend for the applicable Extended Term by timely notice as required in (ii) above, then this Lease shall terminate at the expiration of the initial Term and neither party shall have any further rights or obligations pursuant to this Subsection 4.03. In the event Tenant gives notice that Tenant disapproves Landlord’s Determination of Base Rent for Extended Term without withdrawing its exercise of it Option to Extend, as contemplated by (iii) above, then Landlord and Tenant shall be bound to extend the Term of the Lease for the Extended Term and the Base Rent for the Extended Term shall be determined as set forth below.

(b) Within thirty (30) days after the election of the alternative set forth in Subsection 4.03(a)(iii) above, each party, at its own cost and by giving notice to the other party, shall appoint a real estate appraiser with at least ten (10) years full-time commercial real estate appraisal experience in the area in which the Premises are located to appraise and set Base Rent for the Extended Term. If a party does not appoint an appraiser by the later to occur of (i) the expiration of such thirty (30) day period or, (ii) the date ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set Base Rent for the Extended Term. If each party shall have so appointed an appraiser, the two appraisers shall meet promptly and attempt to set the Base Rent for the Extended Term. If the two appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications herein stated within ten (10) days after the last day the two appraisers are given to set Base Rent. If the two appraisers are unable to agree on the third appraiser within such ten (10) day period, either of the parties to this Lease, by giving five (5) days notice to the other party, may apply to the then presiding judge of the Superior Court of King County for the selection of a third appraiser meeting the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

(c) Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set Base Rent for the Extended Term. If a majority of the appraisers are unable to set Base Rent within the stipulated period of time, the three appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Base Rent for the Premises during the Extended Term. If, however, the low appraisal and/or the high appraisal is/are more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be Base Rent for the Premises during the Extended Term.

(d) For purposes of the appraisal, the term “-fair market Base Rent-” shall mean the price that a ready and willing tenant would pay, as of the Extended Term commencement date, as a base rent to a ready and willing landlord of buildings of comparable size and quality (assuming improved as office space), if such premises were exposed for lease on the open market for a reasonable period of time; including any rent increases over the Extended Term to the extent normal under then current market conditions. In no event shall there be deducted from such fair market Base Rent, the value of any concessions, including without limitation tenant improvements, commissions, free rent and/or “downtime”. In no event shall the fair market Base Rent determined pursuant to this Section 4.03 be less than the Base Rent in effect during the last month of the initial Lease Term.

(e) In the event Tenant timely exercises its Option to Extend pursuant to this Subsection 4.03 (and Tenant does not withdraw its exercise pursuant to Subsection 4.03(a)(ii) above), then Landlord shall provide Tenant with an allowance for re-painting and re-carpeting of the Premises in an amount of $6.40 per square foot of the Premises, to be used to reimburse Tenant for actual substantiated costs incurred by Tenant in re-painting and/or re-carpeting the Premises during the first twelve (12) months of the Extended Term.

4.04 Option to Terminate. Tenant shall have the one time only option to terminate this Lease (“Option to Terminate”) effective at the end of the sixtieth (60th) full calendar month (sometimes referred to as the “effective date of the Lease termination”) of the initial ten (10) year Lease Term. The Tenant’s Option to Terminate is subject to the following terms and provisions:

(a) Tenant shall provide written notice (the Tenant’s Notice”) of its election to exercise the Option to Terminate. The Tenant’s Notice shall be delivered to Landlord not later than the date eighteen (18) months prior to the last day of the sixtieth (60th) full calendar month of the initial ten (10) year Lease term.

(b) Tenant shall not be in default under the terms and provisions of this Lease when the Tenant gives Landlord the Tenant’s Notice or at the effective date of the Lease termination.

(c) On or before the date thirty (30) days prior to the effective date of the Lease termination, the Tenant shall pay to Landlord the cash sum of $2,360,000.00 (the “Lease Termination Fee”).

(d) Tenant may only exercise its right to terminate this Lease pursuant to this Subsection 4.04 if Tenant also simultaneously terminates its Lease of Building B of the Project.

Failure of Tenant to timely meet the conditions set forth in Subsection 4.04(a)-(d) above shall, at Landlord’s election, render Tenant’ election to terminate hereunder null and void and the Lease shall continue to be in full force and effect for the entire Term.

ARTICLE V: RENT

5.01 Base Rent. The Base Rent (“Base Rent”) shall be as set forth in Section 1.01(l). The Base Rent shall be paid in advance on the first day of each and every month during the Term to Landlord at the address set forth in Section 1.01(b) hereof or at such other place as Landlord may direct in writing, without any prior demand therefor and without any abatement, deduction or setoff whatsoever, except as expressly set forth herein. If the Term commences on any day other than the first day of a calendar month and/or ends on any day other than the last day of a calendar month, Base Rent for the fraction(s) of a month at the commencement and/or upon the expiration of the Term shall be prorated based upon the actual number of days in such fractional month(s). Simultaneously with execution of this Lease, Tenant shall deposit with Landlord the Prepaid Rent identified in Section 1.01(m), which sum shall be applied by Landlord as indicated in said Section 1.01(m).

5.02 Additional Rent. In addition to Base Rent, Tenant shall pay to Landlord all sums of money or other charges required to be paid by the Tenant under this Lease (other than Base Rent and the Prepaid Rent), including but not limited to Tenant’s Share of Operating Expenses (as defined in Article VI hereof) (all such sums being herein deemed “Additional Rent”), and whether or not the same are designated “Additional Rent” the same shall be payable in lawful money of the United States of America without deduction, set-off or abatement whatsoever, except as expressly set forth herein. Any Additional Rent provided for in this Lease shall become due with the next monthly installment of Base Rent unless otherwise provided. The term “Rent”, as used in this Lease, shall refer collectively to “Base Rent” and “Additional Rent.”

5.03 Late Payment. If any payment of Rent is not received by Landlord within five (5) days after written notice from Landlord to Tenant that the same is past due (provided, however, Tenant shall only be entitled to one (1) such notices in any twelve (12) month period; thereafter, Tenant shall pay a late fee if Tenant fails to pay within five (5) days after the same is due), Tenant shall pay to Landlord a late payment charge equal to five percent (5%) of the amount of such delinquent payment of Rent in addition to the installment of Rent then owing. In addition, Tenant shall pay interest on such late payment and late charge from and after the expiration of thirty (30) days following the due date of the late payment at an interest rate equal to the lesser of (a) the prevailing prime (reference) rate as published by Bank of America (or any successor bank) at its Seattle main branch office, or any successor rate of interest, plus three (3) percentage points, or (b) the maximum rate permitted by applicable law (hereafter the “Default Rate”), until such amounts are paid. Landlord and Tenant recognize that the damages which Landlord will suffer as a result of Tenant’s failure to timely pay Rent are difficult or impracticable to ascertain, and agree that said interest and late charge are a reasonable approximation of the damages which

Landlord will suffer in the event of Tenant’s late payment. This provision shall not relieve Tenant from payment of Rent at the time and in the manner herein specified. Acceptance by Landlord of any such interest and late charge shall not constitute a waiver of Tenant’s default with respect to said overdue amount, nor shall it prevent Landlord from exercising any other rights or remedies available to Landlord.

5.04 Security Deposit.. Tenant will simultaneously with execution of this Lease, deposit with Landlord the sum specified in Section 1.01(n) of this Lease. This sum shall belong to Landlord and shall constitute partial consideration for the execution of this Lease. Landlord shall pay Tenant the remaining balance thereof, without any liability for interest thereon, within thirty (30) days after the expiration or prior termination of the Lease Term, or any extension thereof, if and only if Tenant has fully performed all of its obligations under the terms of this Lease. Landlord shall be entitled to withdraw from the deposit the amount of any unpaid Base Rent, Additional Rent or other charges not paid to Landlord when due, and Tenant shall immediately re-deposit an amount equal to that so withdrawn within ten (10) days of demand.

ARTICLE VI: ADDITIONAL RENT AND CHARGES

6.01 Operating Expenses. In addition to Base Rent and other sums payable by Tenant under this Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of the Operating Expenses (as such term is defined below).

(a) Estimated Expenses.

(i) Prior to the Commencement Date, and thereafter prior to the commencement of each calendar year occurring wholly or partially within the Term, Landlord shall estimate the annual Operating Expenses payable by Tenant pursuant to this provision, and Tenant shall pay to Landlord on the first day of each month in advance, one-twelfth (1/12th) of Tenant’s Share of such estimated amount. In the event that during any calendar year of the Term, Landlord determines that the actual Operating Expenses for such year will exceed the estimated Operating Expenses, Landlord may revise such estimate by written notice to Tenant (but only once per year), and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due following the receipt of the revised estimate, an amount equal to one monthly installment of such increase multiplied by the number of months expired during such calendar year to and including the month of such payment; provided, however, in the event any line item of Landlord’s estimate for any calendar year increases by more than three percent (3%) over the prior calendar year, Landlord shall, at the time of the estimate revision, provide Tenant with reasonable substantiation of such increase. Subsequent installments shall be payable concurrently with the regular monthly Base Rent due for the balance of the calendar year and shall continue until the next calendar year’s estimate is rendered. Notwithstanding the foregoing, at Tenant’s request, Landlord agrees to meet with Tenant to discuss Landlord’s budget and estimate of the next year’s Operating Expenses.

(ii) Within ninety (90) days following the end of each calendar year falling wholly or partially during the Lease Term, Landlord shall provide Tenant with a written statement of the actual total Operating Expenses for such year and there shall be an adjustment made to account for any difference between Tenant’s Share of the actual and the estimated Operating Expenses for the previous year. If Tenant has overpaid the amount of Operating Expenses owing pursuant to this provision, Landlord shall credit such overpayment to Tenant’s account. If Tenant has underpaid the amount of Operating Expenses owing pursuant to this provision, Tenant shall pay the total amount of such deficiency to Landlord as Additional Rent with the next payment of Base Rent due under this Lease following delivery of written notice of said deficiency from Landlord to Tenant.

(iii) Landlord shall keep its books of account and records concerning Operating Expenses in compliance with generally accepted accounting principles and retain the same for five (5) years after the calendar year for which they were prepared. Tenant shall have the right, at such time and place as Landlord may reasonably designate, not more than once in any twelve (12) month period, to inspect and audit Landlord’s books and records related to the operation and maintenance of the Project, for the purpose of verifying Operating Expenses payable by Tenant. Tenant may employ an independent public accounting firm or other consulting company to conduct the audit. The costs of the audit shall be paid by Tenant unless the audit shows that Landlord’s adjusted statement over-charged Tenant its share of Operating Expenses by more than three percent (3%), in which case Landlord shall pay all Tenant’s costs of the audit; provided, however, in the event Landlord disputes the results of Tenant’s audit, Landlord may, upon written notice to Tenant, submit the issue to binding arbitration pursuant to the rules of the American Arbitration Association, which arbitration shall take place in Seattle, Washington. Unless Tenant objects in writing regarding specific discrepancies in the Operating Expense calculations for any calendar year within twelve (12) months after receipt of Landlord’s final calculations for such calendar year, Tenant shall be deemed to have approved the same and to have waived the right to object to such calculations. Notwithstanding anything in this Section 6.01 to the contrary, commencing with the second calendar year of the Lease Term, Tenant’s Share of controllable Common Area costs (defined as the cost of landscaping, parking sweeping and snow removal, janitorial and other controllable expenses associated with the physical upkeep of the Common Areas) shall not increase by more than five percent (5%) per calendar year on a cumulative basis.

(b) Defined Terms.

(i) Operating Expenses Inclusions. For purposes of this Lease, “Operating Expenses” means, except as provided below, an amount equivalent to the total of all expenses and costs incurred in connection with the ownership, operation, management, maintenance, repair and replacement of the Property, the Building and the Common Areas, including, but in no way limited to, the following:

A. The costs of operating, maintaining, repairing and replacing the Property, the Building and the Common Areas, including but not limited to: gardening and landscaping; painting; lighting; sanitary control; personal property taxes; public liability insurance and property damage insurance; utilities for the Common Areas; licenses and fees for the Common Area facilities; sweeping; removal of snow and ice, trash, rubbish, garbage and other refuse; repairing, restriping and resurfacing of parking area; and maintenance of and property taxes on personal property, machinery and equipment used in Common Area maintenance.

B. The Building’s pro rata share of the costs of operating, maintaining, repairing and replacing the Common Areas, and other reasonable Project costs that are equitably allocated among the benefited properties.

C. All Real Property Taxes (as defined below) assessed against the Property, including land, Building and improvements thereon or thereto.

D. All premiums for fire, extended coverage and other insurance the Landlord reasonably deems necessary and keeps in force on or with respect to the Property and the Building of which the Premises are a part and/or the Common Areas, as the case may be, and commercially reasonable deductibles payable in connection therewith.

E. The cost of operating, maintaining, repairing and replacing any electrical, mechanical, automatic fire sprinkler and other utilities systems serving the Property, the Building and/or the Premises.

F. The cost of maintenance, repair and replacement of the structural and non-structural portions of the roof, roof membrane, exterior walls, foundation, and other exterior portions of the Building.

G. Property management charges in an amount equal to 3% of Base Rent and Operating Expenses payable hereunder (provided that during any free rent period the 3% shall be based on the Base Rent and Operating Expenses next payable after the applicable free rent period), together with the reasonable allocation of costs incurred in the operation of a management office, including without limitation the equitably allocated cost of rent and utilities.

H. Costs of replacements and improvements which are necessary to adequately maintain or protect the Property, the Building and/or the Common Areas, as the case may be, and/or which are required by law or governmental regulation enacted after the Commencement Date of this Lease, which are of a capital nature (as determined by GAAP accounting) to the extent amortization over the useful life thereof is applicable to the periods during the Lease Term.

I. Any other costs levied, assessed or imposed by or at the direction of, or resulting from statutes or regulations or interpretations thereof promulgated by any federal or governmental authority in connection with the use or occupancy of the Building.

J. Assessments made on or with respect to the Property made pursuant to any CC&Rs, Public Utility District conditions, Local Improvement District conditions and/or owner’s associations affecting the Property, or any portion thereof, to the extent not recovered pursuant to Section B above.

K. Compensation (including wages and employer paid benefits and taxes) of employees and contractors proportionately to the extent engaged in the operation and maintenance of the Project, Property and/or Building.

(ii) Operating Expense Exclusions. Notwithstanding the foregoing, Operating Expenses to be reimbursed by Tenant shall not include:

A. Expenses which are separately metered or calculated for the Premises or other leased area of the Project or the Building, as the case may be, which expenses shall be billed separately to Tenant or such other tenant(s), as applicable.

B. Costs incurred in connection with the initial construction or design of the Tenant Improvements or to correct defects in the original construction or design of the Building.

C. Depreciation or amortization of expenses, except as expressly permitted above.

D. Costs, fines, interest or penalties incurred due to violation by Landlord of any applicable law.

E. Expenses incurred by Landlord in respect of individual tenants and/or the improvement or renovation of tenants’ leasehold improvements, including leasing commissions, attorneys’ fees arising from lease disputes and other specific costs incurred for the account of, separately billed to and paid by specific tenants.

F. Repairs or replacements to the extent that the cost of the same is recoverable by the Landlord pursuant to original construction warranties.

G. Interest on debt or capital retirement of debt, and costs of capital improvements except as expressly provided above.

H. Legal fees and disbursements relating to legal matters other than such fees and costs directly relating to Operating Expense issues in connection with the Project, the Property, the Building, the Premises and/or the Common Areas.

I. Latent defects in the initial construction of the Building and Premises.

J. The failure of the Building, as initially constructed, to comply with laws, regulations and ordinances in effect as of the date of permit vesting.

K. Except to the extent included in the costs described in subsections (i)(G) and/or (i)(K) above, costs associated with the operation of the business of the ownership or entity which constitutes “Landlord”, as distinguished from the costs of building operations, including, but not limited to, partnership accounting, consulting and legal matters not specifically benefiting the Property or occupants thereof, costs of defending any lawsuits with any mortgagee (except as the actions of any tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operations, disputes of Landlord with Building management, or outside fees paid in connection with disputes with other tenants;

L. Costs of alterations or improvements to the Premises or the premises of other tenants;

M. Expenses directly resulting from the negligence and/or willful misconduct of Landlord, its agents, servants or employees;

N. Costs for which Landlord is reimbursed by its insurance carrier or any tenant’s insurance carrier (excluding deductibles);

O. Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

P. Wages and salaries of management or supervising employees offsite above the level of asset manager; and the wages of any employee who does not devote substantially all of his or her time to the Building (such as senior asset manager) except to the extent equitably apportioned among all projects for which such employee performed services based upon the time such employee spent on each project relative to the total time devoted by such employee to all projects;

Q. Amounts paid as ground rental by Landlord;

R. Any recalculation of or additional Operating Expenses actually incurred more than three (3) years prior to the year in which Landlord proposes that such costs be included, except to the extent Landlord did not have notice and was unaware of such additional costs at the expiration of such three (3) year period;

S. Costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord is entitled to and actually receives reimbursement for such costs directly from such tenant(s);

T. Costs incurred by Landlord for alterations which are considered capital improvements under generally accepted accounting principles, consistently applied, except as set forth in subsection (i)H above;

U. Any costs paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Building to the extent the same exceeds the costs of such services rendered by unaffiliated third parties on a competitive basis;

V. Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services and except for temporary rentals that are necessitated by an emergency;

W. Any costs to repair or restore any portion of the Project following a condemnation or a casualty (except to the extent of a commercially reasonable deductible amount);

X. Any costs incurred by Landlord to correct any violation of any laws, ordinances, rules, regulations, permits or licenses in effect as of the date of permit vesting for the Building;

Y. Costs incurred to remove, encapsulate or remediate asbestos or any Hazardous Materials (as defined in Section 10.02).

Z. Costs associated with the development, leasing, landscaping, taxes, maintenance or sale of or any other costs attributable to pad sites, development sites or any other non Building areas within the Project which are not common areas which benefit the Building.

It is understood that Operating Expenses shall be reduced by all cash discounts, trade discounts, or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Building. In the calculation of any expenses hereunder, it is understood that no expense shall be charged in duplicate. Landlord shall use commercially reasonable efforts to effect an equitable proration of bills for services rendered to the Building and to any other property owned by Landlord. Landlord agrees to keep books and records showing the Operating Expenses in accordance with a system of generally accepted accounting practices consistently maintained on a year-to-year basis.

Additional Rent payable by Tenant which would not otherwise be due until after the date of the expiration or earlier termination of the Lease shall, if the exact amount is uncertain at the time this Lease expires or terminates, be paid by Tenant to Landlord upon such expiration or termination in an amount to be determined by Landlord, with an adjustment to be made once the exact amount is known.

(iii) Tenant’s Share. For purposes of this Lease, “Tenant’s Share” means the percentage, as set forth in Section 1.01(o) or Section 1.01(p), as appropriate, and obtained by dividing the Rentable Area of the Premises by the aggregate Rentable Area of all premises available for lease, whether leased or not, in the Building or Project, as applicable, subject to adjustment in the event of changes in Rentable Area of the Project, the Building and/or the Premises. Notwithstanding the above, Landlord shall have the right, but not the obligation, to equitably adjust Tenant’s Share of any specific Operating Expense so as to render such expense payable proportionately by those parties benefited by the same or otherwise in order to appropriately allocate such Operating Expense over the area covered by such Operating Expense.

(iv) Real Property Taxes. For purposes of this Lease, “Real Property Taxes” shall consist of all transit charges, housing fund assessments, real estate taxes and all other taxes relating to the Building, the Property, and the Common Areas located on the Property, all other taxes which may be levied in lieu of real estate taxes, all assessments, local improvement districts, assessment bonds, levies, fees and other governmental charges, including, but not limited to, charges for traffic facilities and improvements, water service studies, and improvements or amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or any other purpose, which are assessed, levied, confirmed, imposed or become a lien upon the Building or any portion of the Property, or become payable during the Term (or which become payable after the expiration or earlier termination hereof and are attributable in whole or in part to any period during the Term hereof), together with all costs and expenses incurred by Landlord in successfully contesting, resisting or appealing any such taxes, rates, duties, levies or assessments. “Real Property Taxes” shall exclude any franchise, estate, inheritance or succession transfer tax of Landlord, or any federal or state income, profits or revenue tax or charge upon the net income of Landlord from all sources; provided, however, that if at any time during the Term there is levied or assessed against Landlord a federal, state or local tax or excise tax on rent, or any other tax however described on account of rent or gross receipts or any portion thereof, Tenant shall pay one hundred percent (100%) of the Tenant’s Share of any said tax or excise applicable to Tenant’s Rent as Additional Rent.

During any period in which Tenant leases 100% of the Rentable Area of the Property, if the ad valorem tax assessment of the Property and Building for any calendar year increases by more than five percent (5%) from the prior year’s assessment, Tenant shall have the right, by written notice to Landlord, to cause Landlord to contest or protest, through appropriate legal proceedings, such increased assessment. The cost of any such challenge shall be borne by Tenant but, if Landlord is successful in obtaining a reduced assessment or tax refund, Tenant shall be entitled to recoup its reasonable out-of-pocket expenses from the refund before the refund is applied against Operating Expenses. Tenant may only require Landlord to contest the amount or validity of any real estate taxes by appropriate proceedings and only if the Property or any part thereof would not by reason of such postponement or deferment be in danger of being forfeited or lost. Landlord shall not be subjected to any liability for the payment of any costs or expenses in connection with any such proceedings or any increased assessment of the Project which results from such proceeding.

6.02 Tenant’s Personal Property Taxes. Tenant shall pay or cause to be paid, prior to delinquency, any and all taxes and assessments levied upon any trade fixtures, inventories and other real or personal property placed or installed in and/or upon the Premises by Tenant. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or if the assessed value of the Building is increased by the inclusion therein of a value placed upon such real or personal property or trade fixtures of Tenant, and if Landlord pays the taxes based upon such increased assessment, Tenant shall, upon not less than 30-days prior demand, repay to Landlord the taxes so levied or the portion of such taxes resulting from such increase in the assessment.

ARTICLE VII: INSURANCE

7.01 Landlord’s Insurance. During the Term, Landlord shall procure and maintain in full force and effect with respect to the Building a an “all-risk” policy or policies of property insurance (including, to the extent required, sprinkler leakage, vandalism and malicious mischief coverage, and any other endorsements required by the holder of any fee or leasehold mortgage and earthquake and flood insurance if Landlord so requires) in 100% replacement value of the Building and Premises (excluding foundations). Landlord shall have the right, at its option, to keep and maintain in full force and effect during the Term such other insurance in such amounts and on such terms as Landlord and/or any first mortgagees or the beneficiary of any first trust deed against the Building, or the portion of the Property and/or the Project in which the Building is located, may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent Landlord of similarly situated first class office buildings in the Issaquah, Washington area would protect itself, including but not limited to rental abatement, rental interruption, general commercial liability and earthquake and flood insurance.

7.02 Liability Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force during the Term and any other period of occupancy of the Premises by Tenant, a policy or policies of commercial liability insurance, written by a reputable insurance company authorized to do business in the State of Washington in form and content acceptable to Landlord insuring Landlord’s and Tenant’s activities with respect to the Premises, the Common Areas and the Building for loss, damage or liability for personal injury or death of any person or loss or damage to property occurring in, upon or about the Building in an amount of not less than Three Million Dollars ($3,000,000) combined single limit (with a $5,000,000 of umbrella coverage). The policy shall insure the hazards of the Premises and Tenant’s operations therein, shall include independent contractor and contractual liability coverage (covering the indemnity contained in Section 7.08 hereof) and shall name both Landlord and Tenant as insureds as their interests appear and shall contain a provision that the insurance provided hereunder shall be primary and non-contributing with any other insurance available to the other party.

7.03 Tenant’s Property and Other Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force during the Term and any other period of occupancy of the Premises, a policy or policies of standard form property insurance insuring against the perils of fire, extended coverage, vandalism, malicious mischief, special extended coverage and sprinkler leakage. This insurance policy shall be upon all property owned by Tenant, for which Tenant is legally liable or that was installed at Tenant’s expense, and which is located in the Premises, including without limitation, furniture, fittings, installations, fixtures (other than the improvements installed by Landlord), and any other personal property, in the amount of not less than one hundred percent (100%) of the full replacement costs thereof.

7.04 Form of Insurance/Certificates. All policies shall be written in a form satisfactory to Landlord and shall be taken out with insurance companies licensed in the state in which the Building is located and holding a General Policy Holder’s Rating of “A” and a financial rating of “VII” or better, as set forth in the most current issues of Best’s Insurance Guide. Tenant shall furnish to Landlord, prior to Tenant’s entry into the Premises and thereafter within ten (10) days prior to the expiration of each such policy, a copy of the certificate of insurance (or renewal thereof) issued by the insurance carrier of each policy of insurance carried by Tenant pursuant hereto. Said certificates shall expressly provide that such policies shall not be cancelable or subject to reduction of coverage below the minimum amounts required by this Lease or required by any lender having an interest in the Building or otherwise be subject to modification except after thirty (30) days prior written notice to the parties named as insured in this Section 7.04. Any policies to be maintained by Tenant hereunder shall name Landlord and, if requested, Landlord’s mortgagee, as additional named insureds.

7.05 Failure to Maintain Insurance. If either party fails to maintain any insurance required in the Lease, the failing party shall be liable for any loss or cost resulting from said failure, and the non defaulting party shall have the right, by not less than five (5) days written notice to the other party and failure of the defaulting party to correct such failure within said five (5) days period, to obtain such insurance on the other party’s behalf and at their sole expense. This Section 7.05 shall not be deemed to be a waiver of any of their rights and remedies under any other section of this Lease. If Landlord or Tenant obtains any insurance which is the responsibility of the other to obtain under this Article VII, the failing party shall deliver to the other a written statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed and the failing party shall promptly remit said amount to the party who has paid the applicable costs.

7.06 Waiver of Subrogation. Any all risk policy or policies of fire, extended coverage or similar casualty insurance which either party obtains in connection with the Property, the Building, the Premises or Tenant’s personal property therein shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Landlord and Tenant waive any rights of recovery against the other for injury or loss due to hazards covered by insurance containing such a waiver of subrogation clause or endorsement to the extent of the injury or loss covered thereby.

7.07 Tenant’s Properties and Fixtures. Tenant assumes the risk of damage to any furniture, equipment, machinery, goods, supplies or fixtures which are or remain the property of Tenant or as to which Tenant retains the right of removal from the Premises, except to the extent due to the negligent act or omission of Landlord and except as set forth herein. In no event shall Tenant carry on any activities which would invalidate any insurance coverage maintained by Landlord. Tenant shall promptly comply with all reasonable requirements of the insurance underwriters and/or any governmental authority having jurisdiction thereover, necessary for the maintenance of reasonable fire and extended insurance for the Building and/or the Project.

7.08 Indemnification.

(a) (i) Tenant, as a material part of the consideration to be rendered to Landlord, and subject to subsection (b) below, hereby indemnifies and agrees to defend and hold Landlord, its agents, employees, and lenders, harmless from and against (i) any and all liability, penalties, losses, damages, costs and expenses, demands, causes of action, claims, judgments and appeals arising from any injury to any person or persons or any damage to any property as a result of Tenant’s or Tenants’ officers, employees, agents, assignees, subtenants, concessionaires, licensees, contractors or invitees’ use, maintenance, occupation, operation or control of the Premises during the Term, or resulting from any breach or default in the performance of any obligation to be performed by Tenant hereunder or for which Tenant is responsible under the terms of the Lease or pursuant to any governmental or insurance requirement, or arising from any act, neglect, fault or omission of Tenant or any of Tenant’s officers, employees, agents, servants, subtenants, concessionaires, licensees, contractors or invitees, and (ii) from and against all reasonable legal costs and charges, including reasonable attorneys’ and other reasonable professional fees, incurred in and about any of such matters and the defense of any action arising out of the same or in discharging the Project, the Property and/or Premises or any part thereof from any and all liens, charges or judgments which may accrue or be placed thereon by reason of any act or omission of the Tenant, except and to the extent as may arise out of the negligence or willful misconduct of Landlord and/or its agents or employees.

(ii) Landlord, as a material part of the consideration to be rendered to Tenant, and subject to subsection (b) below, hereby indemnifies and agrees to defend and hold Tenant harmless from and against (i) any and all liability, penalties, losses, damages, costs and expenses, demands, causes of action, claims, judgments and appeals arising from any injury to any person or persons or any damage to any property as a result of Landlord’s or Landlord’s’ officers, employees, agents, assignees, subtenants, concessionaires, licensees, contractors or invitees’ use, maintenance, occupation, operation or control of the Building, Common Areas or Project during the Term, or resulting from any breach or default in the performance of any obligation to be performed by Landlord hereunder or for which Landlord is responsible under the terms of the Lease or pursuant to any governmental or insurance requirement, or arising from any act, neglect, fault or omission of Landlord or any of Landlord’s officers, employees, agents, servants, subtenants, concessionaires, licensees, contractors or invitees, and (ii) from and against all reasonable legal costs and charges, including reasonable attorneys’ and other reasonable professional fees, incurred in and about any of such matters and the defense of any action arising out of the same or in discharging Tenant and/or Premises or any part thereof from any and all liens, charges or judgments which may accrue or be placed thereon by reason of any act or omission of the Landlord, except and to the extent as may arise out of the negligence or willful misconduct of Tenant and/or its agents or employees.

(b) In the event of the concurrent negligence of Tenant, its sublessees, assignees, invitees, agents, employees, contractors, or licensees on the one hand and the negligence of Landlord, its agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property of any nature and howsoever caused, and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Common Areas or Premises such that RCW 4.24.115 is applicable, then (i) Tenant’s obligation to indemnify Landlord as set forth in this Section 7.08 shall be limited to the extent of Tenant’s negligence and that of Tenant’s officers, sublessees, assignees, invitees, agents, employees, contractors or licensees, including Tenant’s proportional share of costs, reasonable attorneys’ fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage; and (ii) Landlord’s obligation to indemnify Tenant as set forth in this Section 7.08 shall be limited to the extent of

Landlord’s negligence and that of Landlord’s officers, agents, employees, contractors or licensees, including Tenant’s proportional share of costs, reasonable attorneys’ fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage.

(c) LANDLORD AND TENANT HEREBY WAIVE AND AGREE THAT IT WILL NOT ASSERT ITS INDUSTRIAL INSURANCE IMMUNITY UNDER TITLE 51 RCW IF SUCH ASSERTION WOULD BE INCONSISTENT WITH THE RIGHT OF THE OTHER PARTY TO INDEMNIFICATION PURSUANT TO THIS ARTICLE 7. THE PARTIES AGREE THAT THIS PROVISION WAS MUTUALLY NEGOTIATED AND RELATES ONLY TO A WAIVER OF IMMUNITY WITH RESPECT TO THE OTHER PARTY AND NO THIRD PARTY, INCLUDING BUT NOT LIMITED TO, ANY INJURED EMPLOYEE OF EITHER PARTY, SHALL BE A THIRD PARTY BENEFICIARY OF THIS PROVISION.

(d) In no event shall Landlord, its agents, employees and/or contractors be liable for any personal injury or death or property damage caused by other lessees or persons in or about the Premises, the Property, the Project and/or the Building, as the case may be, or caused by public or quasi-public work, or for consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant, except to the extent any such injury or damage is due to the negligent act or omission of Landlord.

7.09 Damage to Tenant’s Property. Notwithstanding the provisions of Section 7.08 to the contrary, except to the extent due to the negligent act or omission of Landlord or except as may be covered by any insurance maintained by or in favor of Landlord, Landlord, its agents, employees and contractors shall not be liable for (i) any damage to property entrusted to employees or security officers of the Project, (ii) loss or damage to any property by theft or otherwise, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling substances or materials, steam, gas, electricity, water or rain which may leak from any part of the Building, the Common Areas, or the Property or from the pipes, appliances or plumbing work therein or from the roof, street, or subsurface or from any other place or resulting from dampness or any other cause. Neither Landlord nor its agents shall be liable for interference with light or other incorporeal hereditaments. Tenant shall give prompt notice to Landlord in case Tenant is or becomes aware of fire or accidents in the Building, the Building Common Areas or any other portion of the Project.

ARTICLE VIII: REPAIRS AND MAINTENANCE

8.01 Landlord Repairs and Maintenance. Subject to Landlord’s right to reimbursement from Tenant pursuant to Section 6.01 hereof, to the extent applicable, Landlord shall at its expense maintain in good condition, repair and replace (as necessary) the structural portions of the Building including without limitation the foundation, roof and membrane and shall maintain in good condition the exterior of the Building, utilities to their point of connection to the Premises and the Common Areas of the Property, and any aspect of the Premises not expressly to be maintained by Tenant in Section 8.03 below, all in a manner consistent with other first class office buildings in the area. Tenant shall give Landlord prompt notice of any repairs required of Landlord and Landlord shall not be liable to Tenant for any failure to make any repairs or perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need for such repair or maintenance is given to Landlord. Except as otherwise provided in this Article 8, there shall be no abatement of Rent and, except for the negligence or willful misconduct of Landlord or its employees, no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvement in or to any portion of the Premises or in or to fixtures, appurtenances and equipment therein; provided, that Landlord, its employees, agents and contractors use reasonable efforts not to unreasonably interfere with Tenant’s business in exercise of Landlord’s rights or obligations hereunder.

8.02 Utilities and Services. Subject to reimbursement pursuant to Section 6.01 above, Landlord shall furnish or cause to be furnished to the Premises lines for water, electricity, sewage, telephone and any other utilities necessary for the use and occupancy of the Premises (but not including natural gas and cable television). Tenant shall pay before delinquency, at its sole cost and expense, all charges for water, heat, electricity, power, telephone service, sewer service charges and other utilities or services charged or attributable to the Premises; provided, however, that if any such services or utilities shall be billed to Landlord and are not separately billed to the Premises, Tenant shall pay to Landlord as Additional Rent, an amount equal to that proportion of the total charges therefor which the Rentable Area of the Premises bears to the rentable area of leased area covered by such charges.

8.03 Tenant Repairs and Maintenance. Except as otherwise set forth in Sections 8.01 and 8.02 above, Tenant shall, at Tenant’s sole cost and expense, keep, maintain and, to the extent reasonably required, replace the interior, nonstructural components of the Premises, including but not by way of limitation, all interior walls, doors, ceiling, fixtures, furnishings, drapes, specialty lamps, light bulbs, starters and ballasts, power generator, carpets and floor coverings within the Premises. In addition, Tenant, at Tenant’s sole cost and expense, shall provide or obtain regular janitorial services, elevator and HVAC maintenance and any other services associated with the regularly scheduled maintenance of the Building systems (as specified by applicable maintenance schedules) and all security services. Landlord shall have the right to approve Tenant’s contractors and vendors and to ensure that the same are properly licensed and bonded. Upon expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in the same condition as when leased, reasonable wear and tear and damage by fire or other casualty not required to be repaired by Tenant pursuant to this Lease excepted and except as permitted by Article IX below.

8.04 Non-liability of Landlord. Notwithstanding anything to the contrary contained in Sections 8.01 or 8.02 above or elsewhere in this Lease, Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent herein reserved be abated or rebated by reason of (a) the interruption or curtailment of the use of the Premises as a result of the installation of any equipment in connection with the Building or Project; or (b) any failure to furnish or delay in furnishing any services required to be provided by Landlord, unless and to the extent such failure or delay is caused by accident or any condition created by Landlord’s active negligence or by Landlord’s failure to respond within a reasonable period of time to any written request for service or repair for which Landlord is obligated under this Lease; or (c) the limitation, curtailment, rationing or restriction of the use of water or electricity, or any other form of energy or any other service or utility whatsoever serving the Premises.

8.05 Inspection of Premises. Upon advance reasonable notice by Landlord to Tenant, Landlord may enter the Premises to maintain, repair and replace, to inspect the performance by Tenant of the terms and conditions hereof, show the Premises to prospective purchasers, tenants (but tenants only during the last twelve (12) months of the Lease Term and/or after exercise of Tenant of its Option to Terminate pursuant to Subsection 4.04) and lenders and for any other purpose required for Landlord to fulfill its obligations hereunder; provided, that Landlord (and its agents, contractors or employees) shall at all times be accompanied by a representative of Tenant and Landlord shall use reasonable efforts not to interfere with Tenant’s business in exercise of Landlord’s rights hereunder which shall include the scheduling of any work, which would disrupt Tenant’s normal business operations, to after normal business hours. Landlord shall not be liable for any interference with Tenant’s business or loss of occupancy or quiet enjoyment arising from Landlord’s exercise of its rights under this Subsection.

8.06 Interruption of Services. In the event Tenant cannot reasonably use all or any material portion of the Premises for Tenant’s intended business operations by reason of any interruption in the services to be provided by Landlord pursuant to this Lease or Landlord’s failure to properly maintain the Premises and Building as required hereunder, and such condition (a) results from causes within Landlord’s reasonable control, and (b) exists in excess of three (3) consecutive business days after Landlord has been allowed access to the Building as necessary to make the required repairs or improvements, then Tenant’s Base Rent and Tenant’s Share of Operating Expenses shall be equitably abated thereafter for that portion of the Premises that Tenant is unable to use for Tenant’s intended business operations until such service is restored to the Premises or such repair or maintenance is completed by Landlord. At the time of the loss or interruption of service or failure by Landlord to maintain or repair the Premises or the Building, Tenant must give written notice promptly to Landlord of such fact(s) and its claim for abatement and Tenant only shall be entitled to abatement of Base Rent and Tenant’s Share of Operating Expenses in proportion to the area rendered unusable and only after expiration of the cure periods set forth above. Landlord may prevent or stop abatement by providing substantially the same service in similar quality and quantity by temporary or alternative means until the cause of the loss of service can be corrected. If any such interruption in services or failure by Landlord to maintain or repair the Premises or the Building, renders all or substantially all of the Premises unusable for one hundred twenty (120) or more days then such interruption of service shall constitute a casualty under Section 11.03 and Landlord and Tenant shall have all rights set forth in Section 11.03 at any time prior to the restoration of such services by Landlord (including the pertinent time frames set forth in said Subsection 11.03). Tenant shall not be entitled to the rent abatement and termination rights set forth above if the service interruption is caused by the act of omission of Tenant, its agents or employees.

ARTICLE IX: FIXTURES, PERSONAL PROPERTY AND ALTERATIONS

9.01 Fixtures and Personal Property. Tenant, at Tenant’s expense, may install trade fixtures, equipment and furniture in the Premises, provided that such items are installed and are removable without damage to the structure of the Building. Landlord reserves the right to approve or disapprove of any interior improvements which are visible from outside the Premises or which violate the CCRs in effect as of the date of this Lease. Such improvements must be submitted for Landlord’s written approval prior to installation, which approval shall not be unreasonably withheld. Said trade fixtures, equipment and furniture shall remain Tenant’s property and shall be maintained in good condition while on the Premises and shall be removed by Tenant upon the expiration or earlier termination of the Lease. As a covenant which shall survive the expiration or earlier termination of the Lease, Tenant shall repair, at Tenant’s sole expense, all damage caused by the removal of said trade fixtures, equipment, furniture or temporary improvements. If Tenant fails to remove the foregoing items on or before the expiration or earlier termination of this Lease, Landlord, at its option and without liability to Tenant for loss thereof, may keep and use them or remove any or all of them and cause them to be stored or sold in accordance with applicable law, and Tenant shall, upon demand of Landlord, pay to Landlord as Additional Rent hereunder all reasonable costs and expenses incurred by Landlord in so storing and/or selling said items. In the event any such fixtures, equipment, and/or furniture of Tenant are sold by Landlord, the proceeds of such sale shall be applied, first, to all expenses of Landlord incurred in connection with storage and sale; second, to any amounts owed by Tenant to Landlord under this Lease or otherwise, and, third, the remainder, if any, shall be paid to Tenant.

9.02 Alterations. Tenant shall not make or allow to be made any material alterations, additions or improvements to the Premises (defined as alterations, additions or improvements costing in excess of $25,000.00 individually or in the aggregate with respect to separate items relating to the same improvement or alteration) (collectively “Alterations”), or Alterations, which affect the structural components or mechanical systems of the Building, during the Term, without obtaining the prior written consent of Landlord which consent shall not be unreasonably withheld. Tenant shall deliver to Landlord the contractor’s name, references and state license number and a certificate of insurance for said contractor, as well as full and complete plans and specifications of all such Alterations, and any subsequent modifications or additions to such plans and specifications, and no proposed work shall be commenced or continued by Tenant until Landlord has received and given its written approval of each of the foregoing. Landlord shall either approve or disapprove any proposed alteration, addition or improvement on or before the date twenty (20) days following receipt of all of the foregoing items. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are accurate, safe or sufficient or that the same comply with any applicable laws, ordinances, building codes, or the like. Further, Tenant shall indemnify and hold Landlord and the Building harmless from any loss, cost or expense, including attorneys’ fees and costs, incurred by Landlord as a result of any defects in design, materials or workmanship resulting from Tenant’s Alterations to the Premises. All Alterations, telephone or telecommunications lines, cables, conduits and equipment and all other additions or improvements to the Premises made by Tenant shall remain the property of Tenant. Landlord may, as a condition to approval of any such

Alterations, require Tenant to remove all or any portion of such Alterations installed by Tenant during the Term, and Tenant shall repair all damage resulting from such removal or, at Landlord’s option, shall pay to Landlord all costs arising from such removal. All repairs, alterations, additions and restorations by Tenant hereinafter required or permitted shall be done in a good and workmanlike manner and in compliance with all applicable laws and ordinances, building codes, by-laws, regulations and orders of any federal, state, county, municipal or other public authority and of the insurers of the Premises. If required by Landlord, Tenant shall secure at Tenant’s cost a completion and lien indemnity bond or other adequate security in form and substance reasonably acceptable to Landlord. Tenant shall reimburse Landlord for Landlord’s reasonable charges (including any professional fees incurred by Landlord and a reasonable administrative fee to compensate Landlord for burdened labor expenses incurred) for reviewing and approving or disapproving plans and specifications for any proposed Alterations.

9.03 Liens. Tenant shall promptly file and/or record, as applicable, all notices of completion provided for by law, and shall pay and discharge all claims for work or labor done, supplies furnished or services rendered at the request of Tenant or at the request of Landlord on behalf of Tenant, and shall keep the Premises, the Property and the Project free and clear of all mechanics’ and materialmen’s liens in connection therewith. Landlord shall have the right, and shall be given ten (10) business days written notice by Tenant prior to commencement of the work, to post or keep posted on the Premises, or in the immediate vicinity thereof, any notices of non-responsibility for any construction, alteration, or repair of the Premises by Tenant. If any such lien is filed, Tenant shall cause same to be discharged of record within ten (10) business days following written notice thereof, or if Tenant disputes the correctness or validity of any claim of lien, Landlord may, in its reasonable discretion, permit Tenant to post or provide security in a form and amount acceptable to Landlord to insure that title to the Property remains free from the lien claimed. If said lien is not timely discharged Landlord may, but shall not be required to, take such action or pay such amount as may be necessary to remove such lien and Tenant shall pay to Landlord as Additional Rent any such amounts expended by Landlord, together with interest thereon at the Default Rate, within five (5) days after notice is received from Landlord of the amount expended by Landlord.

ARTICLE X: USE AND COMPLIANCE WITH LAWS

10.01 General Use and Compliance with Laws. Tenant shall only use the Premises for the uses described in Section 1.01(e) above, and uses customarily incidental thereto and for no other use without the prior written the consent of Landlord. Tenant shall, at Tenant’s sole cost and expense, comply with all requirements of municipal, county, state, federal and other applicable governmental authorities now or hereafter in force pertaining to Tenant’s business operations, alterations and/or specific use of the Premises, and shall secure any necessary permits therefore and shall faithfully observe in the use of the Premises and the Project, all municipal, county, state, federal and other applicable governmental entities’ requirements which are now or which may hereafter be in force. Tenant, in Tenant’s use and occupancy of the Premises, shall not subject or permit the Premises to be used in any manner which would tend to damage any portion thereof. Tenant shall not do or permit anything to be done in or about the Premises, the Common Areas and/or the Property which will in any way obstruct or interfere with the rights of other tenants or occupants of the Common Areas and/or the Project or use or allow the Premises or any portion of the Project to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit a nuisance in, on or about the Premises or the Common Areas. Landlord hereby acknowledges that Tenant, Tenant’s employees and/or employees of subsidiaries of Tenant may occupy portions of the Premises from time to time under this Lease.

10.02 Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials (as defined hereinbelow) to be brought upon, kept or used in or about the Building, the Property, the Common Areas and/or the Project by Tenant, its agents, employees, contractors, or licensees, except such Hazardous Materials that are typical in Tenant’s business and that are at all times, used, kept and stored in the manner that complies with all laws, rules, regulations and ordinances now or hereafter regulating any such Hazardous Materials. If Tenant breaches the covenants and obligations set forth herein or, if the presence of Hazardous Materials on, in or about the Building, the Premises, the Project, the Property and/or the Common Areas, as the case may be, caused by Tenant, its agents, employees, contractors, licensees or invitees results in contamination of all or any portion of the Project or any other property, whether or not adjacent thereto, then Tenant shall indemnify, defend and hold Landlord free and harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification by Tenant of Landlord shall include, without limitation, any and all costs incurred with any investigation of site conditions and any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence of such Hazardous Materials caused by Tenant, its agents, employees, contractor, licensees and/or invitees in, on or about the Building, the Common Areas or the soil or ground water on or under the Property. The provisions of this Section 10.02 shall survive the expiration or earlier termination of this Lease. For purposes of the Lease, the term “Hazardous Materials” shall mean the following: (a) those substances included within the definitions of “hazardous substances,” “pollutant,” or “contaminant” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et. seq. as heretofore or hereafter amended, the regulations promulgated pursuant to such Act and state laws and regulations similar to or promulgated pursuant to such Act; (b) any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) flammable explosive, or (iv) radioactive; and (c) such other substances, materials and wastes which are or become regulated as hazardous or toxic under federal, state or local law. Without limiting the foregoing, Tenant shall be responsible for any leaks or spills associated with Tenant’s use of the back-up generator (which is being installed at Tenant’s request). Likewise, Landlord covenants that Landlord shall not cause or permit any Hazardous Materials to be brought upon, kept or used in or about the Building or Project by Landlord, its agents, employees, contractors or licensees in violation of any applicable laws or regulations. Further, Landlord shall indemnify, defend and hold Tenant free and harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of either a breach by Landlord of the foregoing covenant or otherwise due to the presence of Hazardous Materials existing upon commencement of the Lease Term by no fault of Tenant.

10.03 Signs.

(a) The Tenant shall not paint, display, inscribe, place or affix any sign, picture, advertisement, notice, lettering, or direction on any part of the outside of the Building or the Project or visible from the outside of the Premises, the Building or the Project, except as first approved by Landlord (except as otherwise expressly allowed by this Lease) and the City of Issaquah.

(b) During the Term of this Lease and provided that Tenant remains the sole tenant of the Building, Tenant shall have the exclusive right (i.e. neither Landlord nor any other tenant shall have signs on the Building exterior or on the parking facility except any reasonably sized address signs at street level identifying the name, address or location of the Building) to install and maintain, at its sole cost and expense, exterior signage on two (2) of the four (4) sides near the top of the Building (the “Building Signs”) subject to the following terms and conditions:

(i) The location, design, construction, size and other aspects of such Building Signs and all modifications, replacements or alterations thereto shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(ii) The expense of installing, constructing, maintaining and removing the Building Signs (and repair of the Building exterior upon such removal) shall be the sole cost and expense of Tenant and shall be paid directly by Tenant.

(c) For such period as Tenant is the sole tenant of the Building, Tenant shall have the exclusive right at its sole cost and expense, to install and maintain its name on the monument signage adjacent to the Building to be constructed by Landlord (the “Monument Signage”), subject to the following terms and conditions:

(i) Landlord, at its sole cost and expense, shall install a monument sign adjacent to the main entrance of the Building. The design, construction, size, Tenant’s identification and other aspects of such monument signage shall be generally as described on Exhibit C-2. Otherwise, all other aspects of Tenant’s Signage including, without limitation, all modifications, replacements or alterations shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(ii) The expense of installing, constructing, maintaining and removing Tenant’s Signage shall be the sole cost and expense of Tenant and shall be paid directly to Landlord by Tenant. Tenant shall be responsible for all costs and expenses associated with Tenant’s Signage (i.e., Tenant’s name on the monument sign).

ARTICLE XI: DAMAGE AND DESTRUCTION

11.01 Reconstruction. If the Building is damaged or destroyed during the Term, Landlord shall, except as hereinafter provided, diligently repair or rebuild it to substantially the condition in which it existed immediately prior to such damage or destruction. If Landlord is obligated or elects to repair or restore as herein provided, Landlord shall be obligated to make repair or restoration of only those portions of the Premises which were initially provided at Landlord’s expense or as part of the original installation by Landlord for Tenant and the repair and/or restoration of other items within the Premises (i.e., Tenant’s furniture, fixtures, equipment and any Alterations) shall be the obligation of the Tenant.

11.02 Rent Abatement. Rent due and payable hereunder shall be equitably abated during any period in which, by reason of any such damage or destruction, there is interference with the operation of Tenant’s business in the Premises, unless Landlord is able to relocate Tenant (or affected portion of Tenant’s operations) to substitute premises reasonably acceptable to Tenant. Such abatement shall continue for the period commencing with such damage or destruction and ending with a substantial completion by Landlord of the work of repair or reconstruction which Landlord is obligated or undertakes, plus a thirty (30) day fixturing period. Tenant shall not be entitled to any claim, compensation or damages for loss in the use in the whole or any part of the Premises (including loss of business) and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

11.03 Excessive Damage or Destruction. If the Building or the Premises is damaged or destroyed to the extent that it cannot with reasonable diligence, be fully repaired or restored by Landlord (as certified by Landlord’s architect) within two hundred seventy (270) days after the date of the damage or destruction, either Landlord or Tenant may terminate this Lease by written notice to the other within thirty (30) days of the date of the damage or destruction. If neither party terminates this Lease, this Lease shall remain in full force and effect and Landlord shall diligently repair and restore the damage as soon as reasonably possible; provided, however, if neither party elects to terminate this Lease, then if such repair and restoration takes more than three hundred sixty (360) days from the date of casualty, for any reason other than Tenant’s fault or delay, Tenant again shall have the right to terminate this Lease.

11.04 Uninsured Casualty. Notwithstanding anything contained herein to the contrary, in the event of damage to or destruction of all or any portion of the Building, which damage or destruction is not fully covered by the insurance proceeds received by Landlord under the insurance policies required under Article 7.01 hereinabove, Landlord may terminate this Lease by written notice to Tenant given within sixty (60) days after the date of notice to Landlord that said damage or destruction is not so covered. If Landlord does not elect to terminate this Lease, the Lease shall remain in full force and effect and the Building shall be repaired and rebuilt in accordance with the provisions for repair set forth in Section 11.01 hereinabove.

11.05 Waiver. With respect to any damage or destruction which Landlord is obligated to repair or may elect to repair under the terms of this Article 11, and to the extent permitted by law, Tenant hereby waives any rights to terminate this Lease pursuant to rights otherwise accorded by law to tenants, except as expressly otherwise provided herein.

11.06 Mortgagee’s Right. Notwithstanding anything herein to the contrary, if the holder of any indebtedness secured by a mortgage or deed of trust covering the Property, the Building and/or the Project requires that the insurance proceeds be applied to such indebtedness, then

Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made. Upon any termination of this Lease under the provisions hereof, the parties shall be released without further obligation to the other from date possession of the Premises is surrendered to Landlord, except for items which are theretofore accrued and are then unpaid.

11.07 Damage Near End of Term. Notwithstanding anything to the contrary contained in this Article XI, in the event the Premises or the Building are subject to excessive damage (as defined in Section 11.03) during the last twenty-four (24) months of the Term or any applicable extension periods, either Landlord or Tenant may elect to terminate this Lease by written notice to the other within thirty (30) days after the date of such damage; provided however, Tenant shall have the right to exercise its Option to Extend (if and to the extent available pursuant to Subsection 4.03) by written notice to Landlord within thirty (30) days after the date of casualty in which case neither party shall have the right to terminate this Lease solely on the basis of the timing of the casualty during the last 24 months of the Term.

ARTICLE XII: EMINENT DOMAIN

12.01 Eminent Domain. In the event the whole of the Premises, Building, Project and/or Common Areas, as the case may be, and/or such part thereof as shall unreasonably interfere with Tenant’s use and occupation thereof, including without limiting the foregoing, the taking of more than ten percent (10%) of the parking stalls allocated to Tenant pursuant to Subsection 1.01(q) above in the parking areas serving the Building as required by Subsection 18.16, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or is sold in lieu of or to prevent such taking, then Tenant shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. In the event the whole of the Premises, Building, Project, Common Areas and/or Property, as the case may be, or such part thereof as shall substantially interfere with Landlord’s use and occupation thereof, or if any access points to adjoining streets, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or is sold in lieu of or to prevent such taking, then Landlord shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. Except as provided below, Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant in the Premises. Nothing contained in this Section 12.01 shall be deemed to give Landlord any interest in any separate award made to Tenant for the value of any Alterations made by Tenant, the taking of personal property and fixtures belonging to Tenant and for Tenant’s moving expenses to the extent such claim is available as a separate claim by Tenant pursuant to applicable law. In the event the amount of property or the type of estate taken shall not substantially interfere with the conduct of Tenant’s business, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, Landlord shall promptly proceed to restore the Building to substantially their same condition prior to such partial taking less the portion thereof lost in such condemnation, and the Base Rent shall be proportionately reduced by the time during which, and the portion of the Premises which, Tenant shall have been deprived of possession on account of said taking and restoration.

ARTICLE XIII: DEFAULT

13.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” on the part of the Tenant with or without notice from Landlord:

(a) Tenant shall fail to pay on or before five (5) business days after written notice from Landlord to Tenant that Tenant has failed to pay on or before the due date any installment of Rent or other payment required pursuant to this Lease; or

(b) Tenant shall fail to comply with any term, provision, or covenant of this Lease, other than the payment of Rent or other sums of money due hereunder, and such failure is not cured within twenty (20) days after written notice thereof to Tenant (said notice being in lieu of, and not in addition to, any notice required as a prerequisite to an unlawful detainer or similar action for possession of the Premises); provided that if the nature of such cure is such that a longer cure period is necessary, Tenant shall only be in default if Tenant shall have failed to commence such cure within said 20-day period and thereafter to have diligently prosecuted such cure to completion.

(c) Tenant shall file a petition or be adjudged a debtor or bankrupt or insolvent under the United States Bankruptcy Code, as amended, or any similar law or statute of the United States or any State; or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant and such appointment or petition, if involuntary, is not dismissed within sixty (60) days of filing;

(d) Tenant shall make an assignment for the benefit of creditors; or

(e) There shall be an “Event of Default” by Tenant under the Lease of even date hereof, between Landlord and Tenant with respect to Tenant’s lease of Building B of the Project.

13.02 Remedies.

(a) Upon the occurrence of any Event of Default set forth in this Lease, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant: (i) any unpaid rent which as been earned at the time of such termination plus interest at the rates contemplated by this Lease; plus (ii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the date of termination exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (iii) any other amount necessary to compensate Landlord for all the damage proximately caused by Tenant’s failure to perform Tenant’s obligation under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, costs to reimprove the

Premises, or portions thereof, for a new tenant, leasing commissions and incentives. As used in Subsections 13.02(a) (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Landlord hereby agrees to use commercially reasonably efforts to relet the Premises and otherwise mitigate its damages under this Lease.

(b) In the event of any such default by Tenant, Landlord shall also have the right with or without terminating this Lease, to re-enter the Premises in compliance with applicable laws and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of the Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 13.02(b) shall be construed as an acceptance of a surrender of the Premises or an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

(c) In the event that Landlord shall elect to re-enter as provided above or shall take possession of the Premises pursuant to legal proceedings or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided above, Landlord may from time to time, without terminating this Lease, either recover all Rent as it becomes due or relet the Premises or any part thereof for the Term of this Lease on terms and conditions as Landlord at its reasonable discretion may deem advisable with the right to make alterations and repairs to the Premises.

(d) In the event that Landlord shall relet the Premises, the rents received by Landlord from such reletting shall be applied: first to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second to the payment of any costs of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of Rent due and unpaid hereunder; and the residual, if any, shall be held by Landlord and applied to payment of future Rent as the same shall become due and payable hereunder. Should that portion of such rents received from such reletting during the month which is applied to the payment of Rent be less than the Rent payable during that month by Tenant hereunder, then Tenant shall pay any such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as is certain, any of the reasonable costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rents received from such reletting.

(e) All rights, options and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant.

13.03 Landlord Default and Tenant Remedies. If Landlord fails to pay any amounts due to Tenant under this Lease and shall not cure such failure within twenty (20) days following Tenant’s notice to Landlord (and to the holder of any mortgage) or if Landlord fails to keep or perform any of its obligations under this Lease and shall not cure such failure within thirty (30) days following Tenant’s notice to Landlord (and to the holder of any mortgage), Landlord shall be in default under this Lease; provided, however, if the failure is of a nature that it cannot be cured within thirty (30) days, Landlord shall not be in default so long as Landlord commences the cure within such thirty (30) day period and diligently and continuously pursues the cure to completion as soon as reasonably possible. In the event of a default by Landlord hereunder, Tenant shall be entitled to pursue any remedies available to Tenant at law or in equity; provided that, in no event shall Tenant have the right to terminate this Lease except upon order of a court of applicable jurisdiction ordering such termination. In the event of any default by Landlord in any of its non-monetary obligations under this Lease after the expiration of the notice and cure period described above, Tenant may pursue any action reasonably necessary to cure Landlord’s default if Tenant’s use of the Premises for normal business operations has been adversely effected and provided that no such action shall affect the structural or mechanical functions of the Property or the rights of other occupants. If Tenant does in fact undertake curative actions for and on behalf of Landlord then Landlord shall reimburse Tenant for the reasonable cost of such actions within ten (10) days after receipt of invoice and substantiation thereof from Tenant.

13.04 Consequential and Incidental Damages. Except as otherwise expressly allowed by this Lease, neither Landlord nor Tenant shall be liable to the other for consequential or incidental damages.

ARTICLE XIV: INSOLVENCY PROVISIONS

14.01 Tenant’s Bankruptcy.

Landlord and Tenant (as either debtor or debtor-in-possession) agree that if a petition (“Petition”) is filed by or against tenant under any chapter of Title 11 of the United States Code (the “Bankruptcy Code”), the following provisions shall apply:

(a) Adequate protection for Tenant’s obligations accruing after filing of the Petition and before this Lease is rejected or assumed shall be provided within 15 days after filing in the form of a security deposit equal to three months’ Base Rent and Additional Rent and other Lease charges, to be held by the court or an escrow agent approved by Landlord and the court.

(b) The sum of all amounts payable by Tenant to Landlord under this Lease constitutes reasonable compensation for the occupancy of the Premises by Tenant.

(c) Tenant or Trustee shall give Landlord at least 30 days written notice of any abandonment of the Premises or any proceeding relating to administrative claims. If Tenant abandons without notice, Tenant or Trustee shall stipulate to entry of an order for relief from stay to permit Landlord to reenter and relet the Premises.

(d) If Tenant failed to timely and fully perform any of its obligations under this Lease before the filing of the Petition, whether or not Landlord has given Tenant written notice of that failure and whether or not any time period for cure expired before the filing of the Petition, Tenant shall be deemed to have been in default on the date the Petition was filed for all purposes under the Bankruptcy Code.

(e) For the purposes of Section 365(b)(1) of the Bankruptcy Code, prompt cure of defaults shall mean cure within 30 days after assumption.

(f) For the purposes of Section 365(b)(1) and 365(f)(2) of the Bankruptcy Code, adequate assurance of future performance of this Lease by Tenant, Trustee or any proposed assignee will require that Tenant, Trustee or the proposed assignee deposit three months of Base Rent and Additional Rent into an escrow fund (to be held by the court or an escrow agent approved by Landlord and the court) as security for such future performance. In addition, if this Lease is to be assigned, adequate assurance of future performance by the proposed assignee shall require that: (i) the assignee have a tangible net worth not less than the net worth of Tenant as of the Commencement Date or that such assignee’s performance be unconditionally guaranteed by a person or entity that has a tangible net worth not less than the net worth of Tenant as of the Commencement Date; (ii) the assignee demonstrate that it possesses a history of success in operating a business of similar size and complexity in a similar market as Tenant’s business; and (iii) assignee assume in writing all of Tenant’s obligations relating to the Premises or this Lease.

(g) If Tenant or Trustee intends to assume and/or assign this Lease, Tenant or Trustee shall provide Landlord with 30 days written notice of the proposed action, separate from and in addition to any notice provided to all creditors. Notice of a proposed assumption shall state the assurance of prompt cure, compensation for loss and assurance of future performance to be provided to Landlord. Notice of a proposed assignment shall state: (i) the name, address, and federal tax identification and registration numbers of the proposed assignee; (ii) all of the terms and conditions of the proposed assignment, and (iii) the assignee’s proposed adequate assurance of future performance to be provided to Landlord.

(h) If Tenant is in default under this Lease when the Petition is filed, Landlord shall not be required to provide Tenant or Trustee with services or supplies under this Lease or otherwise before Tenant assumes this Lease, unless Tenant compensates Landlord for such services and supplies in advance.

ARTICLE XV: ASSIGNMENT AND SUBLETTING

15.01 Prohibition. Except as expressly set forth below, Tenant shall not assign, mortgage, pledge or otherwise transfer or encumber this Lease, in whole or in part, nor sublet, assign, or permit occupancy by any party other than Tenant of all or any part of the Premises, without the prior written consent of Landlord in each instance which consent shall not be unreasonably withheld or delayed. Tenant shall at the time the Tenant requests the consent of

Landlord, deliver to Landlord the following information in regarding the proposed assignee or subtenant: the name, address, nature of business, ownership, financial responsibility and standing of such proposed assignee or subtenant. Landlord shall have not less than ten (10) business days after receipt of all required information to elect one of the following: (a) consent to such proposed assignment, encumbrance or sublease, (b) refuse such consent, or (c) elect to terminate this Lease, in the case of a proposed assignment, or elect to terminate the Lease with respect to the portion of the Premises proposed to be subleased, as applicable; provided that Landlord may not exercise its right to terminate the Lease (or lease of the applicable portion of the Premises) pursuant to Subsection 15.01(c) above in the case of a requested sublease of the Premises except in the event the cumulative total area of the Premises subleased exceeds 50% of the total area of the Premises. In addition, as a condition to Landlord’s consent to any assignment, sublease or encumbrance of this Lease shall be the delivery to Landlord of a true copy of the fully executed instrument of assignment, transfer or encumbrance and an agreement executed by the assignee, sublessee or other transferee in form and substance satisfactory to Landlord and expressly enforceable by Landlord, whereby the assignee assumes and agrees to be bound by the terms and provisions of this Lease and perform all the obligations of Tenant hereunder with respect to the assigned or subleased portion of the Premises. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease, including Tenant’s obligation to pay Base Rent and Additional Rent hereunder. Except as expressly set forth below, any purported assignment or subletting contrary to the provisions hereof without consent shall be void. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment of subletting. Tenant shall pay Landlord’s reasonable actual third party costs and attorneys’ fees incurred in reviewing any proposed assignment or sublease (not to exceed $1,000 per assignment or sublease).

15.02 Excess Rental. If pursuant to any assignment or sublease, Tenant receives rent, either initially or over the term of the assignment or sublease, in excess of the Rent called for hereunder, or in the case of this sublease of a portion of the Premises in excess of such Rent equitably allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account, Tenant shall pay to Landlord, as Additional Rent hereunder, fifty percent (50%) of the excess of each such payment of rent received by Tenant after its receipt.

15.03 Scope. The prohibition against assigning or subletting contained in this Article XIV shall be construed to include a prohibition against any assignment or subletting by operation of law, except as set forth above. If this Lease be assigned, or if the underlying beneficial interest of Tenant is transferred, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved and apportion any excess rent so collected in accordance with the terms of the immediately preceding paragraph, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.

15.04 Waiver. Notwithstanding any assignment or sublease, or any indulgences, waivers or extensions of time granted by Landlord to any assignee or sublessee or failure of Landlord to take action against any assignee or sublease, Tenant hereby agrees that Landlord may, at its option, and upon not less than ten (10) days’ notice to Tenant, proceed against Tenant without having taken action against or joined such assignee or sublessee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or sublessee.

15.05 Change in Control/Permitted Transfers. Except as expressly allowed below, if Tenant is a partnership, a withdrawal of or change in partners, in one or more transfers, owning more than a fifty percent (50%) interest in the partnership, shall constitute a voluntary assignment and shall be subject to the provisions of this Article XV. If the Tenant is a corporation, a transfer of fifty percent (50%) or more of the corporation’s stock or assets in one or more transfers to a single party and/or its affiliates, or a change in the control of such company pursuant to a merger, consolidation, sale of assets or otherwise, shall be deemed for the purposes hereof to be an assignment of this Lease, and shall be subject to the provisions of this Article XV. Notwithstanding any provision to the contrary, Tenant may assign this Lease or sublet the Premises without Landlord’s consent (i) to any corporation or other entity that controls, is controlled by or is under common control with Tenant; (ii) to any corporation or other entity resulting from a merger, acquisition, consolidation or reorganization of or with Tenant; (iii) in connection with the sale of all or substantially all of the assets of Tenant (all such transfers, assignments and subleases collectively hereinafter referred to as “Permitted Transfers” and all such transferees, assignees and sublessees are collectively hereinafter referred to as “Permitted Transferees”); provided that (a) Tenant provides evidence to Landlord in writing that such assignment or sublease complies with the criteria set forth in (i), (ii) or (iii) above, (b) such assignee, subtenant or successor-in-interest expressly assumes Tenants’ obligations and liabilities hereunder; and (c) the combined tangible net worth and debt to equity ratios of said assignee and Tenant after the transfer is equal to or better than that of Tenant as set forth in Tenant’s 2001 10K financial statements. No such assignment, sublease or transfer shall release Tenant from any covenant, liability or obligation under this Lease.

ARTICLE XVI: ESTOPPEL CERTIFICATE, ATTORNMENT AND SUBORDINATION

16.01 Estoppel Certificates. Within ten (10) business days after receipt by Tenant of a request therefor by Landlord, or if on any sale, assignment or hypothecation by Landlord of Landlord’s interest in the Property, the Project and/or the Premises, or any part thereof, an estoppel certificate shall be required from Tenant, Tenant shall deliver, in recordable form, a certificate in the form attached hereto as Exhibit F, or in such other form as reasonably requested by Landlord (the form of which is acceptable to Tenant), to any proposed mortgagee or purchaser, and to Landlord, certifying (if such be the case) that this Lease is in full force and effect, the date of Tenant’s most recent payment of Rent, and that Tenant has no defenses or offsets outstanding, or stating those claimed by Tenant, and any other information contained in such Exhibit F or reasonably requested by Landlord or such proposed mortgagee or purchaser. Tenant’s failure to deliver said statement within said period shall, at Landlord’s option be an Event of Default hereunder and shall in any event be conclusive upon Tenant that: (i) this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) there are no uncured defaults in Landlord’s performance and Tenant has no right to offset, counterclaim or deduction against Rent hereunder; and (iii) no more than one period’s Base Rent has been paid in advance.

16.02 Attornment. Subject to the condition below, Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage or deed of trust made by Landlord, its successors or assigns, encumbering the Building, or any part thereof or in the event of termination of a ground lease, if any, and if so requested, attorn to the purchaser upon such foreclosure or sale or upon any grant of a deed in lieu of foreclosure and recognize such purchaser as Landlord under this Lease; provided, that such purchaser recognizes Tenant’s rights under this Lease and agrees not to disturb Tenant’s quiet possession of the Premises for so long as Tenant is not in default hereunder past any applicable notice and cure periods.

16.03 Subordination. The rights of Tenant hereunder are and shall be, at the election of any mortgagee or the beneficiary of a deed of trust encumbering the Property (or the portion thereof on which the Building is located) and/or Building, subject and subordinate to the lien of such mortgage or deed of trust, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Property (or the portion thereof on which the Building is located) and/or the Building, and to all advances made or hereafter to be made upon the security thereof; provided, however, that notwithstanding such subordination, so long as Tenant is not in default under any of the terms, covenants and conditions of the Lease past any applicable notice and cure periods, neither the Lease nor any of the rights of Tenant hereunder shall be terminated or subject to termination by any trustee’s sale, any action to enforce the security, or by any proceeding or action in foreclosure. If requested, Tenant agrees to execute and deliver to Landlord or its mortgagee within ten (10) days after written notice, a subordination, nondisturbance and attornment agreement as may be required by Landlord or its mortgagee to further effect the provisions of this Article.

16.04 Recording. Tenant covenants and agrees with Landlord that Tenant shall not record this Lease but Landlord and Tenant shall execute and record a memorandum thereof in the form attached hereto as Exhibit H. Notwithstanding the provisions of Section 16.03, in the event that Landlord or its lender requires this Lease or a memorandum thereof to be recorded in priority to any mortgage, deed of trust or other encumbrance which may now or at any time hereafter affect in whole or in part the Building, the Property (or the portion thereof on which the Building is located) or the Project, and whether or not any such mortgage, deed of trust or other encumbrance shall affect only the Building, the Property (or the portion thereof on which the Building is located) or the Project, or shall be a blanket mortgage, deed of trust or encumbrance affecting other premises as well, the Tenant covenants and agrees with Landlord that the Tenant shall execute promptly upon request from Landlord any certificate, priority agreement or other instrument which may from time to time be requested to give effect thereto so long as Tenant reasonably approves the form thereof.

ARTICLE XVII: LANDLORD’S AGREEMENTS

17.01 Landlord hereby represents, warrants and covenants with Tenant as follows:

(a) Landlord is not aware of any Hazardous Materials with respect to the Property except as disclosed in that certain Phase I Environmental Audit prepared by URS Corporation, dated February 15, 2001 (the “Report”) and has not received written notice of any violation of any environmental laws.

(b) The Property and Building is subject to the exceptions and encumbrances as shown in the Title Commitment issued by Chicago Title Insurance Company under Order No. 1006033, dated July 10, 2001 (the “Title Commitment”) and that, to the best of Landlord’s knowledge, the Property is not subject to any other matter of record which might affect this Lease or the terms and conditions hereof.

ARTICLE XVIII: MISCELLANEOUS

18.01 Notices. All notices required to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or by personal delivery or nationally recognized courier service, to the appropriate address indicated in Section 1.01(b) or Section 1.01(d), as appropriate, at such street address or street addresses (but not more than three such addresses) as either Landlord or Tenant may, from time to time, respectively, designate in a written notice given to the other. Notices shall be deemed sufficiently served upon the earlier of actual receipt or the expiration of three (3) days after the date of mailing thereof sent by certified mail, return receipt requested.

18.02 Successors Bound. This Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective assignees, subject to the provisions hereof. Whenever in this Lease a reference is made to Landlord, such reference shall be deemed to refer to the person in whom the interest of Landlord shall be vested, and Landlord shall have no obligation hereunder as to any claim arising after the transfer of its interest in the Building but Landlord shall not be released from any duties, obligations or liabilities accruing prior to the date of transfer or arising out of events that occur prior to the date of transfer, unless such duties, obligations, or liabilities are expressly assumed by Landlord’s transferee. Any successor or assignee of the Tenant who accepts an assignment of the benefit of this Lease and enters into possession or enjoyment hereunder shall thereby assume and agree to perform and be bound by the covenants and conditions thereof. Nothing herein contained shall be deemed in any manner to give a right of assignment without the prior written consent of Landlord pursuant to, or otherwise as provided in, Article XV hereof.

18.03 Waiver. No waiver of any default or breach of any covenant by either party hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the waiver and said waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by either party requiring further consent or approval shall not be deemed to waive or render unnecessary their consent or approval to or of any subsequent similar acts.

18.04 Subdivision and Easements. Landlord reserves the right to: (a) subdivide the Project (but not the Property); and (b) grant easements on the Project and the Property and dedicate portions of the Project (but not the Property) for public use; provided, however, that no such grant or dedication shall materially interfere with Tenant’s use of the Premises. Tenant hereby consents to such subdivision and/or grant or dedication of easements and agrees from time to time, at Landlord’s request, to execute, acknowledge and deliver to Landlord, in accordance with Landlord’s instructions, any and all documents, instruments, maps or plats necessary to effectuate Tenant’s consent thereto.

18.05 Common Areas. Landlord reserves the right from time to time, provided that Tenant’s use and enjoyment of the Premises is not materially and adversely affected thereby, to: (a) install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduit, wires and appurtenant meters in the Building which are so located or located elsewhere outside the Building; (b) make changes to the Common Areas and/or the parking facilities located thereon, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways; (c) close temporarily all or any portion of the Common Areas and/or the Building in order to perform any of the foregoing or any of Landlord’s obligations under this Lease, so long as reasonable access to the Building remains available during normal business hours; and (d) alter, relocate or expand, and/or to add additional structures and improvements to, or remove same from, all or any portion of the Common Areas or other portions of the Project; provided, that Landlord shall repair any damage to the Premises resulting from the exercise by Landlord of its rights hereunder and provided, further that no such changes shall materially affect the usability of the Premises by Tenant, the visibility of or access to the Premises or reduce available parking provided to the Premises pursuant to Section 1.01(q).

18.06 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

18.07 Limitation of Landlord’s Liability. The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers, members, employees or shareholders of Landlord or its partners, and Tenant shall look solely to the Property, and the rents, issues, proceeds (including insurance proceeds) and profits therefrom, for satisfaction of any liability in respect of this Lease and will not seek recourse against the individual partners, directors, officers, members, employees or shareholders of Landlord or its partners or any of their personal assets for such satisfaction.

18.08. Intentionally Deleted.

18.09 Attorneys’ Fees. In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease or in the event suit is brought for the recovery of any Rent due under this Lease or the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord and/or eviction of Tenant during the Term of this Lease, or after the expiration thereof, the substantially prevailing party will be entitled to a reasonable sum for attorneys’ fees, witness fees and other court costs, both at trial and on appeal.

18.10 Captions and Article Numbers. The captions, article, paragraph and section numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent or such sections or articles of this Lease nor in any way affect this Lease.

18.11 Severability. If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Lease, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

18.12 Applicable Law. This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the state in which the Building is located.

18.13 Submission of Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of or option for leasing the Premises. This document shall become effective and binding only upon execution and delivery hereof by Landlord and Tenant. No act or omission of any officer, employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

18.14 Holding Over. Should Tenant, or any of its successors in interest, hold over the Premises or any part thereof after the expiration or earlier termination of this Lease without Landlord’s prior written consent, such holding over shall constitute and be construed as tenancy at sufferance only, at a monthly rent equal to one hundred fifty percent (150%) of the Base Rent owed during the final month of the Term of this Lease and otherwise upon the terms and conditions in the Lease, so far as applicable. The acceptance by Landlord of Rent after such expiration or early termination shall not result in a renewal or extension of this Lease. The foregoing provisions of this Section 18.14 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord hereunder or as otherwise provided by law. Tenant shall indemnify and hold Landlord harmless from and against all loss or liability, including without limitation, any claim made by any succeeding tenant resulting from such failure to surrender by Tenant and any attorneys’ fees and costs incurred by Landlord with respect to any such claim.

18.15 Rules and Regulations. At all times during the Term, Tenant shall comply with Rules and Regulations for the Building and the Project, as set forth in Exhibit G attached hereto, together with such amendments thereto as Landlord may from time to time reasonably adopt and enforce in a non-discriminatory fashion, which amendments shall not affect Tenant’s rights hereunder.

18.16 Parking. During the Term of this Lease, Tenant shall have the non-exclusive use of the number of vehicle parking spaces designated in Subsection 1.01(q) above for Tenant, its employees, visitors and customers, without fee or charge. Notwithstanding the non-exclusive nature of such parking rights, Tenant shall, at all times during the term of this Lease, have the ability to park vehicles in the minimum number of stalls provided in Subsection 1.01(q) above (as may be adjusted based upon contraction or recapture of any portion of the Premises). Landlord represents and warrants that the parking facility serving the Building shall contain at least the number of stalls required by Subsection 1.01(q) above (subject to reduction due to an action of governmental authority which action shall be controlled by the provisions of Subsection 12.01 above). Tenant shall have the right to designate parking spaces in the first row immediately adjacent to the Premises as reserved spaces for certain employees, for designated visitors or for other purposes.

18.17 No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disrupt any other tenant or Landlord in its operation of the Project.

18.18 Broker; Agency Disclosure.

(a) Each of Tenant and Landlord warrant that it has had no discussions, negotiations and/or other dealings with any appraiser or agent in connection with the negotiation of this Lease other than the Broker(s) identified in Section 1.01(r) (“Brokers”), and that it knows of no other appraiser or agent who is or may be entitled to any commission or finder’s fee in connection with this Lease. Landlord shall pay Brokers a commission pursuant to separate agreements. Brokers shall be obligated to pay any co-brokers a portion of the commission received by such Broker. Each Tenant and Landlord agrees to indemnify the other and hold the other harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, attorneys’ fees and costs) with respect to any leasing commission or equivalent compensation alleged to be owing on account of such party’s discussions, negotiations and/or dealings with any appraiser or agent. This Section 18.18 is not intended to benefit any third parties and shall not be deemed to give any rights to brokers or finders. No commission(s) or finders fee(s) shall be paid to Tenant, employee(s) of Tenant or any unlicensed representative of Tenant.

(b) At the signing of this Lease Tenant’s Broker represented Tenant.

18.19 Landlord’s Right to Perform. Upon Tenant’s failure to perform any obligation of Tenant hereunder after notice from Landlord pursuant to Section 13.01 above, including without limitation, payment of Tenant’s insurance premiums, charges of contractors who have supplied materials or labor to the Premises, etc., Landlord shall have the right to perform such obligation of Tenant on behalf of Tenant and/or to make payment on behalf of Tenant to such parties. Tenant shall reimburse Landlord the reasonable cost of Landlord’s performing such obligation on Tenant’s behalf, including reimbursement of any amounts that may be expended by Landlord, plus interest at the Default Rate, as Additional Rent.

18.20 Assignment by Landlord. In the event of a sale, conveyance, or other transfer by Landlord of the Building, the Property, or portion thereof on which the Building is located, or the Project or in the event of an assignment of this Lease by Landlord, the same shall operate to release Landlord from any further liability upon any of the covenants or conditions, express or implied, herein contained on the part of Landlord, and from any and all further liability, obligations, costs and expenses, demands, causes of action, claims or judgments arising out of this Lease from and after the effective date of said release. In such event, Tenant agrees to look solely to the successor in interest of transferor so long as such successor has expressly assumed the obligations of Landlord hereunder. Landlord shall transfer such Security Deposit to any purchaser and thereupon Landlord shall be discharged from any further liability in reference thereto.

18.21 Entire Agreement. This Lease sets forth all covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Building and the Project, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than as are herein set forth. No subsequent alteration, amendment, change or addition to the Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.

18.22 Financial Covenants. Landlord acknowledges and agrees that Tenant, or Tenant’s parent and/or the Guarantor, is/are a publicly traded corporation and as such, Landlord has access to all public information regarding Tenant. If at any time such information regarding Tenant or an assignee or successor of Tenant is not readily available to Landlord, then at Landlord’s request, Tenant shall provide Landlord with current annual audited financial statements and quarterly unaudited financial statements setting forth Tenant’s financial position (all such statements shall be prepared in compliance with GAAP standards), but only to the extent the providing of such financial information is not prohibited by applicable security laws or regulations.

18.23 Consents. Whenever the approval or consent of Landlord or Tenant is required under the terms of this Lease, such consent shall not be unreasonably withheld or delayed unless a different standard of approval is specifically set forth in the particular Section containing that particular consent requirement.

18.24 Intentionally Deleted.

18.25 Exhibits. Exhibits A through J are attached to this Lease after the signatures after the signatures and by this reference incorporated herein.

18.26 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution and delivery to both Landlord and Tenant.

18.27 Time. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

18.28 Prior Agreement or Amendment. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in the Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

18.29 Independently Provided Services.

(a) This Lease is entirely separate and distinct from and independent of any and all agreements that Tenant may at any time enter into with any third party for the provision of services, which include, but are not limited to, telecommunications, office automation, repair, maintenance services, computer, and photocopying (“Independent Services”). Tenant acknowledges that Landlord has no obligation of any type concerning the provision of Independent Services, and agrees that any cessation or interruption of Independent Services or any other act or neglect by the third party providing the Independent Services shall not constitute a default or constructive eviction by Landlord.

(b) Tenant agrees, except to the extent of the negligence of Landlord, its partners, employees, agents and/or assigns, to hold harmless and defend Landlord, its partners, employees, agents and assigns from any claim Tenant may have arising in any way out of the provision (or lack thereof) of the Independent Services which Tenant has contracted to receive from the third parties.

(c) In no event shall Landlord be liable to Tenant for incidental, consequential, indirect or special damages (including lost profits) which may arise in any way out of a claim concerning Independent Services.

18.30 Authority to Bind Landlord. Landlord has the right, power and authority to enter into this Lease and the individuals signing this Lease on behalf of Landlord hereby represent and warrant that they are empowered and duly authorized to bind Landlord to this Lease.

18.31 Authority to Bind Tenant. The individuals signing this Lease on behalf of Tenant hereby represent and warrant that they are empowered and duly authorized to bind Tenant to this Lease. If Tenant is a corporation, limited liability company or limited or general partnership, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant, in accordance with a duly adopted resolution or consents of all appropriate persons or entities required therefor and in accordance with the formation documents of tenant, and that this Lease is binding upon Tenant in accordance with its terms. At Landlord’s request, tenant shall, prior to Landlord’s execution of this Lease, deliver to Landlord a copy of the appropriate resolution or consent, certified by an appropriate officer, partner or manager of Tenant, authorizing or ratifying the execution of this Lease.

18.32 No Usury. No interest charged, or chargeable by Landlord under this Lease (including but not limited to the interest chargeable under Section 5(a) and/or any late charge, fee or other sum charged or withheld by Landlord and which is deemed to be interest) shall exceed the maximum amount of interest permitted by any applicable law. If any such interest, fee or charge would exceed such maximum, then such interest, fee or charge shall be automatically reduced to the maximum amount allowed by law and any sums already collected in excess of such maximum amount shall be refunded by Landlord in cash or by granting Tenant a credit in the applicable amount which credit shall be applied against the next Base Rent coming due.

18.33 Interpretation. The parties hereto specifically acknowledge and agree that the terms of this Lease have been mutually negotiated and the parties hereby specifically waive the rule or principle of contract construction which provides that any ambiguity in any term or provision of a contract will be interpreted or resolved against the party which drafted such term or provision.

18.34 Excused Delays. Except as otherwise set forth in this Section 18.34, neither party shall have liability to the other on account of the following acts (each of which is an “Excused Delay” and jointly all of which are “Excused Delays”)” which shall include: (a) the inability to fulfill, or delay in fulfilling, any obligations under this Lease by reason of strike, lockout, other labor trouble, dispute or disturbance; (b) governmental regulation, moratorium, action, preemption or priorities or other controls; (c) shortages of fuel, supplies or labor; (d) any failure or defect in the supply, quantity or character of electricity or water furnished to the Premises by reason of any requirement, act or omission of the public utility or others furnishing the Building with electricity or water; or (e) for any other reason, whether similar or dissimilar to the above, or for act of God beyond a party’s reasonable control. If this Lease specifies a time period for performance of an obligation of a party, that time period shall be extended by the period of any delay in the party’s performance caused by any of the events of Excused Delay described herein; provided, that notwithstanding anything to the contrary above, no payment of money (whether as Base Rent, Tenant’s Percentage of Taxes or Operating Costs, or any other payment due under this Lease) shall be postponed, delayed or forgiven by reason of any of the foregoing events of Excused Delay.

18.35 Antennae Equipment. During the Term of this Lease, Tenant shall have the exclusive right to install, maintain and operate, free of charge, satellite dishes and related equipment (the “Equipment”) on the roof of the Building subject to the following terms and conditions:

(a) The location of all Equipment shall be approved by Landlord prior to Tenant’s installation of the Equipment, together with appropriate screening.

(b) Tenant shall operate the Equipment in compliance with all applicable laws, rules, regulations and ordinances.

(c) Tenant shall have the right, subject to the reasonable supervision of the Building engineer, to use the Building risers to install cabling to connect the Equipment to the Premises.

(d) Tenant shall remove any such Equipment and repair any damage resulting from the same, upon expiration or earlier termination of this Lease.

18.36. Letter of Credit.

(a) Concurrently with the execution of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable standby letter of credit (“Letter of Credit”) which conforms in form and substance to the form attached as Exhibit “I” (or is otherwise acceptable to Landlord) and which:

(i) is issued by a United States federal or state chartered bank (“Issuer”) that is a member of the New York Clearing House Association or is a commercial bank or trust company, all as reasonably acceptable to Landlord;

(ii) names Landlord as beneficiary thereunder;

(iii) has a term ending not less than one year after the date of issuance;

(iv) automatically renews for one-year periods unless Issuer notifies beneficiary in writing, at least 60 days prior to the expiration date, that Issuer elects not to renew the Letter of Credit;

(v) provides for payment to beneficiary of immediately available funds (denominated in United States dollars) in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) upon presentation of the Sight Draft substantially conforming to the form attached as Schedule “A” to the Letter of Credit and the certification required under the Letter of Credit;

(vi) provides that draws may be presented, and are payable at the Issuer’s letterhead office or other office designated by the Issuer in writing (as reasonably acceptable to Landlord);

(vii) is payable in sight drafts which only require the beneficiary to state that the draw is payable to the order of beneficiary;

(viii) permits partial and multiple draws;

(ix) permits multiple transfers by beneficiary;

(x) waives any rights Issuer may have, at law or otherwise, to subrogate to any claims beneficiary may have against applicant or applicant may have against beneficiary; and

(xi) is governed by the International Standby Practices 1998, published by the International Chamber of Commerce.

Except as expressly provided in Subsection 18.36(f) and (k) below, the Letter of Credit (as transferred, extended, renewed or replaced) must be maintained during the entire Lease Term, as extended or renewed, and for a period of 45 days thereafter.

(b) Transfer; Fees. Landlord may freely transfer the Letter of Credit in connection with an assignment of this Lease without (i) Tenant’s consent, (ii) restriction on the number of transfers, or (iii) any condition, other than presentment to Issuer of the original Letter of Credit and a duly executed transfer document conforming to the form attached as Schedule “B” to the Letter of Credit. Tenant is solely responsible for any bank fees or charges imposed by Issuer in connection with the issuance of the Letter of Credit or any transfer, renewal, extension or replacement thereof. If Tenant fails to timely pay such transfer fee, Landlord may, at its option and without notice to Tenant, elect to pay any transfer fees to Issuer when due, and upon payment, such amount will become immediately due and payable from Tenant to Landlord as Additional Rent under this Lease.

(c) Definition of Draw Event. “Draw Event” means the occurrence of any of the following events:

(i) Tenant fails to pay fully any item of Rent as and when due, and such failure continues for a period of five (5) days after written notice from Landlord to Tenant;

(ii) Tenant (i) breaches or fails to timely perform any of its other obligations under this Lease, (ii) the breach or failure continues for a period of thirty (30) days without regard to any cure period granted under this Lease and without regard to whether such breach or failure is determined (upon occurrence or at any later time) to be an Event of Default and (iii) Tenant has either failed to commence cure of the breach or failure or, if cure has been commenced, is not diligently pursuing such cure;

(iii) There is an Event of Default under this Lease, pursuant to Subsection 13.01 above;

(iv) Subject to Subsection 18.36(k) below, Tenant fails to timely cause the Letter of Credit to be renewed or replaced as required in Subsection 18.36(f) below; or

(v) an Issuer Quality Event as described in Subsection (g) below.

(d) Draw and Use of Draw Proceeds. Immediately upon the occurrence of any one or more Draw Events, and at any time thereafter, Landlord may draw on the Letter of Credit, in whole or in part (if partial draw is made, Landlord may make multiple draws), as Landlord may determine in Landlord’s sole and absolute discretion (subject to application as contemplated in Subsection 18.36(d) below). The term “Draw Proceeds” means the cash proceeds of any draw or draws made by Landlord under the Letter of Credit. Any delays by Landlord in drawing on the Letter of Credit or using the Draw Proceeds will not constitute a waiver by Landlord of any of its rights hereunder with respect to the Letter of Credit or the Draw Proceeds. Landlord will hold the Draw Proceeds in its own name and may co-mingle the Draw Proceeds with other accounts of Landlord or invest them as Landlord may determine in its sole and absolute discretion.

(e) Application of Draw Proceeds. In addition to any other rights and remedies Landlord may have, Landlord may in its sole and absolute discretion and at any time, use and apply all or any portion of the Draw Proceeds to pay Landlord for any one or more of the following:

(i) Rent or any other sum which is past due, due or becomes due, or to which Landlord is otherwise entitled under the terms of this Lease, whether due to the passage of time, the existence of a default or otherwise (including, without limitation, late payment fees or charges and any amounts which Landlord is or would be allowed to collect under this Lease, and without deducting therefrom any offset for proceeds of any potential reletting or other potential mitigation which has not in fact occurred at the time of the draw);

(ii) any and all amounts incurred or expended by Landlord in connection with the exercise and pursuit of any one or more of Landlord’s rights or remedies under this Lease, including, without limitation, reasonable attorneys’ fees and costs;

(iii) any and all amounts incurred or expended by Landlord in obtaining the Draw Proceeds, including, without limitation, reasonable attorneys’ fees and costs; or

(iv) any and all other damage, injury, expense or liability caused to or incurred by Landlord as a result of any Event of Default, Draw Event or other breach, failure or default by Tenant under this Lease.

To the extent that Draw Proceeds exceed the amounts so applied, such excess Draw Proceeds will be deemed paid to Landlord to establish a credit on Landlord’s books in the amount of such excess, which credit may be applied by Landlord thereafter (in Landlord’s sole and absolute discretion), to any of Tenant’s obligations to Landlord under this Lease as and when they become due. Following any use or application of the Draw Proceeds, Tenant, if requested by Landlord in writing, must, within 10 days after receipt of Landlord’s request, cause a replacement Letter of Credit complying with Subsection 18.36(a) above to be issued and delivered to Landlord; provided, however, that the amount of the replacement Letter of Credit will be an amount equal to the original amount of the Letter of Credit (as set forth in Section (e) above) less any unapplied Draw Proceeds on the date the replacement Letter of Credit is issued. Upon Landlord’s receipt of the replacement Letter of Credit, Landlord will deliver the prior original Letter of Credit to Issuer for cancellation (if not theretofore fully drawn) and any unapplied Draw Proceeds will be applied in accordance with the above provisions.

If it is determined or adjudicated by a court of competent jurisdiction that Landlord was not entitled to draw on the Letter of Credit, Tenant may, as its sole and exclusive remedy, cause Landlord to (i) deliver the prior original Letter of Credit to Issuer for cancellation (if not theretofore fully drawn), (ii) return to Issuer the amount of the Draw Proceeds which the court determines Landlord was not entitled to draw and (iii) reimburse Tenant for all out-of-pocket fees, costs and interest expenses actually incurred by Tenant as a direct result of Landlord’s draw on the Letter of Credit; provided, however, Tenant may exercise its exclusive remedy only after Tenant has (y) cured all defaults under this Lease and (z) caused a replacement Letter of Credit complying with Subsection 18.36(a) above to be issued and delivered to Landlord. Landlord will not be liable for any other actual damages or any indirect, consequential, special or punitive damages incurred by Tenant in connection with either a draw by Landlord on the Letter of Credit or the use or application by Landlord of the Draw Proceeds. Nothing in this Lease or in the Letter of Credit will confer upon Tenant any property right or interest in any Draw Proceeds.

(a) Renewal and Replacement. The Letter of Credit must provide that it will be automatically renewed unless Issuer provides written notice of nonrenewal to Landlord at least 60 days prior to the expiration date of the Letter of Credit. If written notice of nonrenewal is received from Issuer, Tenant must renew the Letter of Credit or replace it with a new Letter of Credit, at least 30 days prior to the stated expiration date of the then-current Letter of Credit. Any renewal or replacement Letter of Credit must meet the criteria set forth in Subsection 18.36(a) above, and must have a term commencing at least one day prior to the stated the expiration date of the immediately prior Letter of Credit. Failure to provide a renewal or replacement Letter of Credit as provided above will, at Landlord’s election, be an Event of Default under this Lease.

(b) Issuer Quality Event. If an Issuer Quality Event occurs, Tenant, upon 30 days advance written notice from Landlord, must, at its own cost and expense, provide Landlord with a replacement Letter of Credit meeting all of the requirements of Section 18.36(a) above. The term “Issuer Quality Event” means the financial strength and/or quality of reputation materially decreases from that at the time of original issuance of the Letter of Credit by Issuer, as reasonably determined by Landlord. An Issuer Quality Event will, at Landlord’s election, be an Event of Default under this Lease.

(c) Additional Agreements of Tenant. Tenant expressly acknowledges and agrees that:

(i) the Letter of Credit constitutes a separate and independent contract between Landlord and Issuer, and Tenant has no right to submit a draw to Issuer under the Letter of Credit;

(ii) Tenant is not a third-party beneficiary of such contract, and Landlord’s ability to either draw under the Letter of Credit for the full or any partial amount thereof or to apply Draw Proceeds may not, in any way, be conditioned, restricted, limited, altered, impaired or discharged by virtue of any Laws to the contrary, including, but not limited to, any Laws that restrict, limit, alter, impair, discharge or otherwise affect any liability that Tenant may have under this Lease or any claim that Landlord has or may have against Tenant;

(i)	neither the Letter of Credit nor any Draw Proceeds will be or become the property of Tenant, and Tenant does not and will not have any property right or interest therein;

(ii)	Tenant is not entitled to any interest on any Draw Proceeds;

(iii)	neither the Letter of Credit nor any Draw Proceeds constitute an advance payment of Rent, security deposit or rental deposit;

(iv)	neither the Letter of Credit nor any Draw Proceeds constitute a measure of Landlord’s damages resulting from any Draw Event, Event of Default or other breach, failure or default (past, present or future) under this Lease; and

(v)	Tenant will cooperate with Landlord, at Tenant’s own expense, in promptly executing and delivering to Landlord all modifications, amendments, renewals, extensions and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the terms and conditions of this Subsection.

(d) Restrictions on Tenant Actions. Tenant hereby irrevocably waives any and all rights and claims that it may otherwise have at law or in equity, to contest, enjoin, interfere with, restrict or limit, in any way whatsoever, any requests or demands by Landlord to Issuer for a draw or payment to Landlord under the Letter of Credit; provided that such requested or demanded draw and/or payment are made in accordance with this Subsection 18.36 and the Letter of Credit.

(e) Cancellation After End of Term. Provided that no Draw Event, Event of Default, or other breach or default under this Lease then exists, Landlord will deliver the Letter of Credit to the Issuer for cancellation within 45 days after the expiration or termination of this Lease and surrender of the Premises by Tenant to Landlord.

(f) Tenant shall, on or before the date thirty (30) days after the closing of the acquisition of Tenant by Instrumentarium Corporation, a Finnish corporation, provide Landlord with a Guaranty from Instrumentarium Corporation, in the form attached to this Lease as Exhibit J, (and with evidence of due execution and authorization of the Guaranty by Guarantor acceptable to Landlord in its reasonable discretion). In the event such Guaranty and the evidence of due execution and authorization is so provided, Landlord shall cause the Letter of Credit to be returned to Issuer for cancellation within thirty (30) days after receipt by Landlord of such Guaranty. Notwithstanding the above, in the event (A) the acquisition of Tenant by Instrumentarium Corporation does not occur by the date twelve (12) months after the date of mutual execution of this Lease, and/or (B) the financial strength of Instrumentarium Corporation at the time of the proposed substitution of the Guaranty is materially less than the financial strength of such corporation as shown on its fiscal year 2001 audited financial statement, Landlord shall have no obligation to allow substitution of the Guaranty for the Letter of Credit and may require the Letter of Credit to be maintained pursuant to this Subsection 18.36 for the entire Lease Term and any Extended Terms.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

	“Landlord”	“Tenant”

	S/I SAMMAMISH I, LLC	SPACELABS MEDICAL, INC.

By:		By:
Its:		Its: